Registration No. 333-146609
As filed with the Securities and Exchange Commission on January 4, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM SB-2/A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (Amendment No. 3)

AMISH NATURALS, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	2090	98-0377768
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8224 County Road 245 Holmesville, Ohio 44633 (330) 674-0998 Telephone (330) 754-1433 Fax
(Address and Telephone Number of Principal Executive Offices)

David C. Skinner, Sr. Chief Executive Officer 6399 State Route 83 Holmesville, Ohio 44633 (330) 674-0998 Telephone (330) 754-1433 Facsimile
(Name, Address and Telephone Number of Agent For Service)

with copies to: Alon Y. Kapen, Esq. Farrell Fritz, P.C. 1320 RexCorp Plaza Uniondale, New York 11721 (516) 227-0633 Telephone (516) 336-2216 Facsimile

        Approximate Date of Proposed Sale to the Public : From time to time after this Registration Statement becomes effective.

        If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ____________________________

        If this form is a post-effective amendment filed pursuant to Rule 426(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________________________________________

        If this form is a post-effective amendment filed pursuant to Rule 426(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________________________________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $.001 per share, offered by selling securities holders (2)	9,565,000	$ 2.06	$ 19,703,900.00	$ 604.91 (3)

(1)	Pursuant to Rule 457(c), the maximum offering price for the common stock is estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock on the OTC Bulletin Board on October 8, 2007.

(2)	In accordance with Rule 416, the registrant is also registering hereunder an indeterminate number of shares of Common Stock that may be issued and resold to prevent dilution from stock splits, stock dividends and similar transactions.

(3)	Previously paid in connection with original filing of this Registration Statement.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

9,565,000 SHARES
OF
COMMON STOCK
AMISH NATURALS, INC.

        This prospectus relates to the sale of up to 9,565,000 shares of our common stock by the selling stockholders named in this prospectus. These shares are issuable upon conversion of an outstanding Senior Secured Convertible Note and the exercise of warrants to purchase shares of our common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Any commissions, fees and discounts of underwriters, brokers, dealers or agents will be paid by the selling stockholders.

        Our common stock is quoted on the OTC Bulletin Board under the trading symbol “AMNT”. The closing price for our common stock on the OTC Bulletin Board was $1.47 on December 31, 2007.

        See “Risk Factors” beginning on page 5 of this prospectus for the factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                   , 2008

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

        We own various registered and unregistered trademarks, some of which are mentioned in this prospectus.

        All references to “we,” “us,” “our,” “our company,” “Amish Naturals” and similar terms refer to Amish Naturals, Inc. and its predecessor, Amish Pasta Company, Inc.

FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties and include, in particular, statements about our plans, strategies and prospects under the headings “Management’s Discussion and Analysis and Plan of Operation” and “Business.”

        You can identify certain forward-looking statements by our use of forward-looking terminology such as the words “may,” “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to the factors described in the “Risk Factors” section and elsewhere in this prospectus. We do not undertake to update or revise these forward-looking statements to reflect new events or circumstances.

PROSPECTUS SUMMARY

        This summary provides a brief overview of the key aspects of our company and the offering. However, it is a summary and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements.

Company Overview

                We are engaged in the manufacturing, marketing and selling of gourmet, all-natural, kosher, dried, organic pasta and fiber-rich pasta made with 100% organic durum wheat. We manufacture, market and sell a variety of dried pastas under the Amish Naturals™ brand label. We recently acquired the brand name “Amish Heritage” and will distribute a variety of sauces under this brand. All of our products are made using either 100% organic durum flour or organic whole wheat flour. We use century-old methods of lamination, as opposed to the extruded, production-line method used by others in the pasta industry. We also produce a variety of pasta shapes using the extrusion method. Our mixing, sheeting, and cutting methods have been used in Amish kitchens for generations to produce a “homemade” quality, taste, and texture. Our products include Organic Plain Fettuccine, Organic Whole Wheat Fettuccine, Organic Tomato-Basil Fettuccine, Organic Garlic-Parsley Fettuccine, and Fiber-Rich Fettuccine and Spinach Fetuccine. We also have the same flavors in a birds nest spaghetti cut and penne cut. On September 20, 2007 we acquired the Amish Heritage brand of gourmet sauces from Beanies of Lancaster, Inc., including four varieties of barbeque sauce, two varieties Amish ketchup sauce, four gourmet mustards, four fruit spreads, five soup varieties, and two hot sauces, all in a variety of flavors. We will distribute the Amish Heritage sauces and have them co-packed at the seller’s production facility in Lancaster, Pennsylvania. All of these sauces are all natural. In October 2007, we acquired the assets of Prima Pasta, Inc., a Los Angeles California based manufacturer of a line of award-winning, long cut pasta products. Prima Pasta will operate as a wholly-owned subsidiary of Amish Naturals, Inc., and we will oversee the production of 100% natural products sold under the existing PRIMA pasta brand name.  Also in October 2007, we acquired the assets of Schlabach Amish Wholesale Bakery in Benton, Ohio which manufactures and sells a large variety of all-natural gourmet foods, featuring proprietary Amish recipes for granola, nutritional bars, and other whole grain cereal products.

        Amish Pasta Company, Inc. (“Amish Pasta Company”) was founded in September 2005 as a Nevada corporation. On October 30, 2006, pursuant to an Agreement and Plan of Merger, dated as of October 27, 2006, Amish Pasta Company, merged with and into APC Acquisition Corp., a wholly-owned merger subsidiary of FII International Inc. (“FII”), a then-publicly held Nevada corporation. In connection with the merger, Amish Pasta Company changed its name to Amish Naturals, Inc. and merged with and into FII, with FII surviving. On that same day, FII changed its name to Amish Naturals, Inc.

        Our principal executive offices are located at 8224 County Road 245, Holmesville, OH 44633 and our telephone number is 330-674-0998.

The Offering

Securities offered	9,565,000 shares of common stock offered by the selling stockholders, issuable upon conversion of an outstanding Senior Secured Convertible Note and upon exercise of warrants.

Common stock outstanding	44,179,995 as of December 31, 2007.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares by the selling stockholders.We will pay all of the expenses of this offering, including, without limitation, professional fees and registration fees.

Risk factors	The offering involves a high degree of risk. Please refer to “Risk Factors” beginning on page 5 for a description of the risk factors you should consider.

OTC Bulletin Board symbol	AMNT

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors listed below and all other information contained in this prospectus before investing in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

        If any of the following risks occur, our business, our quarterly and annual operating results, or our financial condition could be materially and adversely affected. In that case, the market price of our common stock could decline or become substantially volatile, and you could lose some or all of your investment.

Risks Related to our Business

Our current financial condition has raised substantial doubt regarding our ability to continue as a going concern.

        The registered public accounting firm’s report on our fiscal 2007 financial statements included elsewhere herein contains an explanation that our financial statements were prepared assuming that we will continue as a going concern. Factors such as those described in these risk factors may raise substantial doubt about our ability to continue as a going concern. Management has undertaken (i) to complete the engineering and assembly of our first commercial production line and to order the equipment for our second commercial production line, (ii) to commence sales and marketing activities, both directly and through Natural/Specialty Sales, Inc., a subsidiary of Acosta Sales and Marketing Co., and (iii) to commence production of commercial quantities of our products for inventory. We also completed a private placement of our common stock in February 2007 and a private placement of convertible debt and warrants in September 2007 to obtain additional liquidity. Notwithstanding management’s undertakings, we cannot assure you that our efforts will lead us to generate meaningful gross revenues; nor can we provide any assurance that we can generate profitable operations. The financial statements included elsewhere herein do not include any adjustments that might result from the outcome of these uncertainties. The ability of our company to continue operating as a going concern will depend on our ability to sell sufficient quantities of our products to generate gross revenues in excess of our required cash expenditures and, thereafter, to generate sufficient funds to allow us to effectuate our business plan. Further, to the extent that funds for our operations and business plan are required that exceed our gross revenues, our ability to continue operating as a going concern will also depend on our ability to obtain sufficient financing, whether in the form of debt or equity. We cannot provide any assurance that we will have sufficient sales or that sufficient financing will be available to us on terms or at times that we may require. Failure in any of these efforts may materially and adversely affect our ability to continue as a going concern.

Because we have a limited operating history, it is difficult to predict our future performance.

        Amish Pasta Company was incorporated in September 2005 and, therefore, we have limited operating and financial history available to help stockholders evaluate our past performance. Moreover, our limited historical financial results may not accurately predict our future performance. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. As a result of the risks specific to our new business and those associated with new companies in general, it is possible that we may not be successful in implementing our business strategy.

We are dependent on our chief executive officer and certain other key officers, the loss of any of whom could significantly harm our business and operations.

        We depend on the efforts of our executive officers and other key personnel, including David C. Skinner, Sr., our President and Chief Executive Officer. The loss of Mr. Skinner or other key employees could materially and adversely affect our business, financial condition, and results of operations. We have employment or consulting agreements with all of our executive officers, but do not have key person insurance on the lives of any of them.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures and our ability to select the right markets and media in which to advertise.

        Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to:

•	create greater awareness of our brand;

•	identify the most effective and efficient level of spending in each market, media, and specific media vehicle;

•	determine the appropriate creative message and media mix for advertising, marketing, and promotional expenditures;

•	manage marketing costs (including creative and media) in order to maintain acceptable customer acquisition costs;

•	select the right market, media, and specific media vehicle in which to advertise; and

•	convert consumer inquiries into actual orders.

        Our planned marketing expenditures may not result in material revenue or generate sufficient levels of brand name and program awareness. We may not be able to manage our marketing expenditures on a cost-effective basis, whereby our customer acquisition cost may exceed the contribution to gross profit generated from each additional customer.

If aggregate production capacity in the U.S. pasta industry increases or is under-utilized, we may have to adopt an aggressive pricing strategy, which would negatively affect our results of operations.

        Our competitive environment depends on the relationship between aggregate industry production capacity and aggregate market demand for pasta products. Production capacity above market demand can have a material adverse effect on our business, financial condition, and results of operations.

The market for pasta products is highly competitive, and we face competition from many established domestic and foreign producers. We may not be able to compete effectively with these producers.

        The markets in which we operate are highly competitive. We compete against numerous well-established national, regional, local, and foreign companies in every aspect of our business, both in acquisition of raw materials and in the sales and distribution of products. We may not be able to compete effectively with these competitors, and customers may not buy our products. Some of our competitors have longer operating histories, and significantly greater brand recognition and financial and other resources, than we.

Cost increases or crop shortages in durum wheat or cost increases in packaging materials could adversely affect us.

        The costs of organic durum and whole wheat, organic ingredients, and packaging materials have varied widely in recent years and future changes in such costs may cause our results of operations and our operating margins to fluctuate significantly. Increases in the cost of durum wheat or packaging materials could have a material adverse effect on our operating profit and margins unless and until we are able to pass increased costs along to our customers. Competitive pressures may also limit our ability to raise prices in response to increased raw or packaging material costs. Accordingly, we do not know whether, or the extent to which, we will be able to offset durum wheat or packaging material cost increases with increased product prices. We also rely on the supply of plastic, corrugated, and other packaging materials, which fluctuate in price due to market conditions beyond our control.

The sale of ingested products involves product liability and other risks.

        Like other companies that sell food products, our company faces an inherent risk of exposure to product liability claims if the consumption of our products results in illness or injury. The successful assertion or settlement of a claim or a significant number of insured claims could harm our company by adding costs to the business and by diverting the attention of senior management from the operation of the business. Our company may also be subject to claims that our products contain contaminants, are improperly labeled, or include inadequate instructions as to preparation or inadequate warnings covering food-borne illnesses or allergies. While we have product liability insurance, product liability litigation, even if not meritorious, is very expensive and could also entail adverse publicity for our company, thereby reducing revenue and operating results.

We may not successfully manage growth.

        Our success will depend upon the commencement of sales and shipment of our products and, thereafter, the expansion of our operations and effective management of growth, all of which will place a significant strain on our management and administrative, operational, and financial resources. To manage growth, should it occur, we would need to expand our facilities, augment our operational, financial, and management systems, and hire and train additional qualified personnel. If we are unable to manage growth effectively, our business could be harmed.

We may need additional financing to continue and grow operations, which financing may not be available on acceptable terms or at all.

        We may need to raise additional funds to fund our operations or grow our business. Additional financing may not be available on terms or at times favorable to us, or at all. If adequate funds are not available when required or on acceptable terms, we may be unable to continue and grow our operations. In addition, such additional financing transactions, if successful, may result in dilution to our stockholders. They may also result in the issuance of securities with rights, preferences, and other characteristics superior to those of our common stock and, in the case of debt financings, may subject our company to covenants that restrict our ability to operate our business freely.

The food industry is subject to governmental regulation that could increase in severity and hurt results of operations.

        The food industry is subject to federal, state, and other governmental regulation relating to the operation of production facilities; the production, packaging, labeling, and marketing of products; and pollution control, including air emissions. For example, food manufacturers are subject to rigorous inspection and other requirements of the USDA and FDA. If federal, state, or local regulation of the industry increases for any reason, then we may be required to incur significant expenses, as well as to modify our operations to comply with new regulatory requirements, which could harm operating results. Additionally, remedies available in any potential administrative or regulatory actions may require us to refund amounts paid by all affected customers or pay other damages, which could be substantial. Any determination by the FDA or other agencies that our facilities are not in compliance with applicable regulations could interfere with the continued manufacture and distribution of the affected products, up to the entire output of the facility or facilities involved, and, in some cases, might also require the recall of previously distributed products. Any such determination could have a material adverse effect on our business, financial condition, and results of operations.

Our business will be dependent on several major customers.

        We expect that we will rely on a limited number of major retail customers and wholesale distributors for a substantial portion of our revenues. If our relationship with one or more of them does not materialize as planned or, thereafter, changes or ends, our sales could suffer, which could have a material adverse effect on our business, financial condition, and results of operations.

Our manufacturing processes and recipes are not protected by patents or by registered copyrights and, as a result, our competitors may be able to use our processes and recipes to compete against us.

        We do not have any patents. All of our employees have entered into confidentiality agreements with us, pursuant to which they have agreed to keep confidential and not use our trade secrets, including our processes, formulae, ingredients, and recipes, except to our benefit. We use appropriate copyright notices with our packaging and promotional materials. Despite these efforts, it may be possible for our competitors or customers to copy aspects of our trade secrets. This could have a material adverse effect on our business, financial condition, and results of operations.

Risks associated with investing in our common shares

The public market for our common stock is limited, and stockholders may not be able to resell their shares at or above the purchase price paid by such stockholders, or at all.

        There is currently only a limited public market for our common stock. We cannot assure you that an active public market for our common stock will develop or be sustained in the future. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as: the announcement of new products by our competitors, developments concerning our intellectual property, government regulation, quarterly variations in our competitors’ results of operations, developments in our industry, and general market conditions and other factors, including factors unrelated to our own operating performance. In addition, stock market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Prospective investors should also be aware that price volatility might be worse if the trading volume of our common stock is low.

If a trading market for our common shares does develop, trading prices may be volatile.

        In the event that a trading market develops for our common shares, the market price of such shares may be based on factors that may not be indicative of future market performance. Consequently, the market price of our shares may vary greatly. If a market for our shares develops, there is a significant risk that our share price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	announcements that our revenue or income/loss levels are below analysts’ expectations;

•	general economic slowdowns;

•	changes in market valuations of similar companies;

•	announcements by our competitors or us of significant contracts; and

•	acquisitions, strategic partnerships, joint ventures, or capital commitments.

Because we became public by means of a “reverse acquisition,” we may not be able to attract the attention of major brokerage firms.

        Additional risks may exist since we became publicly traded through a “reverse acquisition.” Securities analysts of major brokerage firms currently do not, and in the future may not, provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common shares. No assurance can be given that brokerage firms will want to conduct any follow-on or secondary offerings on behalf of our company in the future.

Our common shares may be considered a “penny stock” and may be difficult to sell.

        The Securities and Exchange Commission (SEC) has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our shares has been, and if a sustained active trading market develops, may be less than $5.00 per share and, therefore, the shares may be designated as a “penny stock” according to the SEC’s rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser, and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our shares and may affect the ability of investors to sell their shares.

We are not required to meet or maintain any listing standards for our common stock to be quoted on the OTC Bulletin Board, which could affect our stockholders’ ability to access trading information about our common stock.

        The OTC Bulletin Board is separate and distinct from The Nasdaq Stock Market and any national securities exchange, such as the New York Stock Exchange or the American Stock Exchange. Although the OTC Bulletin Board is a regulated quotation service operated by NASD that displays real-time quotes, last sale prices, and volume information in over-the-counter (OTC) equity securities like our common stock, we are not required to meet or maintain any qualitative or quantitative standards for our common stock to be quoted on the OTC Bulletin Board. Our common stock does not presently meet the minimum listing standards for listing on The Nasdaq Stock Market or any national securities exchange, which could affect our stockholders’ ability to access trading information about our common stock. We are required to satisfy the reporting requirements under the Securities Exchange Act of 1934, as amended. If we fail to do so, our shares may no longer be quoted on the OTC Bulletin Board.

We do not intend to pay dividends; you will not receive funds without selling shares.

        We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares.

USE OF PROCEEDS

        The 9,565,000 shares of our common stock offered by selling stockholders by this prospectus are being offered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We may receive up to approximately $14,133,500 upon the exercise of the warrants in full at the current exercise prices. These proceeds, if any, are expected to be used for working capital.

DIVIDEND POLICY

        We have not declared or paid any dividends on our common stock since inception, and we do not intend to pay any cash dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our Board of Directors and will be dependent upon our fiscal condition, results of operations, capital requirements, and other factors our Board of Directors may deem relevant.

CAPITALIZATION

        The following table sets forth our capitalization on September 30, 2007. This table does not include the shares of common stock covered by this prospectus.

	Shares Authorized	Shares Outstanding	Amount

Preferred stock	20,000,000	—	—
Common stock	560,000,000	44,129,995	$44,130
Additional paid-in capital	—	—	$9,900,278
Accumulated deficit	—	—	$(4,552,083)
Total stockholders’ equity	—	—	$5,392,325

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares are not listed on any stock exchange, but are quoted on the OTC Bulletin Board under the symbol “AMNT.” Until October 27, 2006, our common shares were quoted on the OTC Bulletin Board under the symbol “FIII” and had not been traded.

The following table shows the range of high and low bid information for our common shares for each quarter (except as indicated) within the last two fiscal years:

	Closing Bid

	High	Low
Fiscal Year 2007:
Quarter Ended December 31, 2006 (October 2 through October 24)	$0.15	$0.05
Quarter Ended December 31, 2006 (October 27 through December 29)*	$2.09	$0.975
Quarter Ended March 31, 2007	$3.89	$1.86
Quarter Ended June 30, 2007	$2.23	$1.32
Quarter Ended September 30, 2007	$2.43	$1.60

•	After a 2.8 for 1 split

        The approximate number of stockholders of record at December 31, 2007, was 55. The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Securities Authorized for Issuance under Equity Compensation Plans

The information presented in the following table is as of September 30, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	0	N/A	N/A

Equity compensation plans not approved by security holders	2,985,000	$1.12	5,015,000

Total	2,985,000	$1.12	5,015,000

The 2006 Amish Naturals, Inc. Incentive Stock Option Plan has not been approved by security holders. This Plan was adopted by the Board in October 2006. There are 8,000,000 shares authorized under this Plan. The options have a five-year term with vesting ratably over a five-year period. Executive Officers and Directors are eligible participants under this Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. Certain statements in this discussion and elsewhere in this prospectus constitute forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. See “Forward Looking Statements” elsewhere in this prospectus. Because this discussion involves risk and uncertainties, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview of Amish Naturals

Amish Naturals, Inc. is a start-up, development-stage company and although we have made the first sales of our products, we have not yet generated or realized any significant revenues from our business operations. During the period from January 1, 2006 (commencement of operations) to September 30, 2007, Amish Naturals raised capital in the form of short-term notes payable, the sale of shares of our common stock, the exercise of warrants to purchase shares of our common stock, and through the issuance of long term convertible debt. The proceeds of the notes payable were used to acquire a production facility site and the equipment management believes is necessary for Amish Naturals to commence operations. The proceeds of the sale of shares of our common stock were used to retire one of the short-term notes payable and acquire additional production equipment. The proceeds for the exercise of warrants were used for working capital. The proceeds from the long term convertible debt were used to retire short term debt and will be used for working capital, expansion of distribution and production facilities and product development. Management’s plan is to produce a line of natural organic, kosher pasta products and related items to be sold through food product distributors.

On October 27, 2006 we completed a merger with FII, Inc. As the now-former stockholders of the former private company hold the majority of our outstanding common stock after the merger, the transaction has been accounted for as a “reverse merger” and the financial statements are those of the former private company. In connection with the merger, we raised $2,628,022 through the sale of 2.9 million equity units. Each unit includes one share of our common stock and a warrant to purchase ½ share of our common stock. Each unit sold for $.90. Neither the shares nor the warrants have any registration rights. We used a portion of the proceeds of this private placement to repay the note payable in full and to redeem shares of FII held by the former majority stockholder of FII. During the year ended September 30, 2007 all of the warrants were exercised with net proceeds of $1,301,814. In February 2007, we raised $1,395,965 through the sale of 664,745 shares of our common stock and obtained $300,000 from a short-term note payable. In July and August 2007 we obtained an additional $600,000 from short term notes payable. In September 2007 we closed on the sale of a senior secured convertible note in the principal amount of $6,000,000. The $900,000 of short term notes payable were repaid with a portion of the proceeds of the convertible note payable.

In March 2007, we commenced producing product for sale. During the year ended September 30, 2007, we shipped products with total gross sales price of $134,688, and at September 30, 2007 we had inventories of finished goods and raw materials with total cost of $449,702.

There is no historical financial information about us upon which to base an evaluation of our performance. We are a development stage company and have not generated any significant revenues from our operations. We cannot guarantee we will be successful in our core business, or in any business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources.

Results of Operations for the year ended September 30, 2007, and for the Period from January 1, 2006 (commencement of operations) to September 30, 2007

During the year ended September 30, 2007, and for the period from commencement of operations to September 30, 2007, we had a loss of $4,151,041, and $4,552,083, respectively. Our expenses relate to the development of a sales and marketing plan, product development activities, commercial production of inventory, costs associated with implementation of the infrastructure necessary to support our operations once they commence, initial sales and marketing activities and stock option expenses, as detailed below. In addition, we incurred legal and accounting fees related to our reverse merger transaction with FII in October 2006. During the period from January 1, 2006 (commencement of operations) to September 30, 2007, our operations were limited to the acquisition and installation of certain of our equipment and introducing our products to distributors and retail organizations.

We commenced commercial production in March 2007 and had our initial sales in May 2007. Since we commenced production, many of the expenditures recorded as product development costs through February 2007 are now recorded as inventory and eventually will be recorded as cost of sales. We continue to incur product development costs as we expand our product lines.

During the year ended September 30, 2007 our Board of Directors authorized the grant of options to purchase 2,985,000 shares of our common stock to officers, directors, employees, and consultants. The exercise price of these options ranged from $1.00 per share to $3.09 per share and vest at various times over four years. We determined the value of these options using the Black Scholes Merton option valuation model to be $1,791,020. We are amortizing this amount over the vesting period of each option. We charged $622,777 to expense during the year ended September 30, 2007 related to these options.

Professional fees during fiscal 2007 included legal fees of $411,039. These fees related to our reverse merger with FII and our regulatory filing requirements.

Our general and administrative costs of $1,927,521 include the salaries of our administrative staff and the costs associated with executing our business plan.

In October 2007 we acquired substantially all of the assets of two entities; Prima Pasta, Inc. and Schlabach Amish Wholesale Bakery, LLC. The combined purchase prices of the assets of the two entities was $750,000 and consisted of cash and the repayment of an existing note receivable. The assets acquired consisted of inventory, equipment, customer lists, trade names and other intellectual properties.

We will allocate the purchase price of the assets acquired as follows:

Land and Building	$50,000
Accounts receivable	25,000
Inventory	50,000
Equipment	350,000
Intangible assets	275,000

Total	$750,000

The combined revenue of the two entities approximately $350,000 during their last fiscal years and each recorded a small profit or loss.

The acquisition of Prima Pasta, Inc. provides us with additional equipment and a second brand name that has shelf space and existing customers. We believe that the additional brand will enhance its market presence and the equipment will provide additional productive capacity.

The acquisition of Schlabach Amish Wholesale Bakery, LLC provides us with a complementary line of products.

Liquidity and Capital Resources

At September 30, 2007, our total assets were $7,022,468, which included cash balances of $3,770,542. We invested $2,708,982 in property and equipment, which was placed in service on March 1, 2007. Our total liabilities were $1,630,143, which is net of discount on our convertible note payable of $4,602,359. Our working capital was $4,166,063 at September 30, 2007.

In February 2007, we sold 664,745 shares of our common stock in a private offering to 26 accredited investors. The net proceeds of this offering were $1,395,965. Also in February 2007, warrants to purchase 500,000 shares of our common stock were exercised. The proceeds from this exercise were $450,000. In June 2007, warrants to purchase 561,111 shares of our common stock were exercised. The proceeds of this exercise were $504,880. In July 2007 we obtained a short term loan of $100,000 and in August 2007 we obtained a short term loan of $500,000. In September 2007, we obtained funding in the form of long term convertible debt payable in the amount of $6 million. Despite our negative cash flows from operations of $3,819,077 and $4,020,197 for the year ended September 30, 2007 and the period from January 1, 2006 (commencement of operations) to September 30, 2007, we have been able to obtain operating capital through private debt funding sources, the sale of shares of our common stock and the exercise of warrants to purchase shares of our common stock. In September 2007 we closed on the sale of a senior secured convertible note in the principal amount of $6,000,000. We received approximately $5,470,000 of net proceeds of which $900,000 was used to repay debt. The balance of the net proceeds will be used for distribution and production facilities expansion, product development and working capital. Management’s plan includes the continued development and implementation of our business plan.

As of the date of this Prospectus, we have begun to generate revenues from our business operations. However, revenues that we are realizing are not sufficient to sustain our operations.

Plan of Operation for the Next 12 Months

During the next 12 months, we plan to continue producing and commence sales of our line of pasta products. We have executed distribution agreements for our products with national food product distributors and will continue our development of products that are complementary to our pasta lines. We commenced sales to our distributors and retail stores in May 2007.

Since inception, we have funded our operations from the proceeds of short-term borrowings, some of which were repaid in October 2006 from the proceeds of private placements of common stock, and of common stock and warrants. Although we expect that, during the next 12 months, our operating capital needs will be met by our current economic resources and, if required, by additional private capital stock transactions, there can be no assurance that funds required will be available on terms acceptable to us or at all. If we are unable to raise sufficient funds on terms acceptable to us or on a timely basis, we may be unable to continue with our business plan. If equity, or convertible debt, financing is available to us on acceptable terms, it could result in additional dilution to our stockholders.

Off-Balance Sheet Arrangements

        We have no off balance sheet arrangements at September 30, 2007.

BUSINESS

General

        We are engaged in the manufacturing, marketing and selling of gourmet, all-natural, kosher, dried, organic pasta and fiber-rich pasta made with 100% organic durum wheat. We manufacture, market and sell a variety of dried pastas under the Amish Naturals™ brand label. All of our products are made using either 100% organic durum flour or organic whole wheat flour. We use century-old methods of lamination, as opposed to the extruded, production-line method used by others in the pasta industry for the fettuccini and spaghetti cuts. Our mixing, sheeting, and cutting methods have been used in Amish kitchens for generations to produce a “homemade” quality, taste, and texture. Our penne pasta utilizes the same tradition of mixing and blending with the exception that the penne is produced through an extruder. Our products include Organic Plain Fettuccine, Organic Whole Wheat Fettuccine, Organic Tomato-Basil Fettuccine, Organic Garlic-Parsley Fettuccine, and Fiber-Rich Fettuccine and Spinach Fettuccine. We also have the same flavors in a birds nest spaghetti cut and penne cut. On September 20, 2007 we acquired the Amish Heritage brand of gourmet sauces from Beanies of Lancaster, Inc., including four varieties of barbeque sauce, two varieties of Amish ketchup sauce, four gourmet mustards, four fruit spreads, five soup varieties, and two hot sauces, all in a variety of flavors. We will distribute these sauces under the Amish Naturals label “Heritage Line” and have them co-packed at the seller’s production facility in Lancaster, Pennsylvania. All of these sauces are all natural.

        In October 2007, we acquired the assets of Prima Pasta, Inc., a Los Angeles California based corporation for $450,000. The assets include a lease of a manufacturing facility, manufacturing equipment, trademarks and manufacturing capacity for approximately twenty different pasta products as well as distribution channels. Prima Pasta produces a line of award-winning, long cut pasta products, available in specialty food stores and supermarkets such as: Ralph’s and Albertson’s, Gelson’s, Whole Foods, Raley’s, and Haggen’s. We will operate the Prima Pasta business through a wholly-owned subsidiary of Amish Naturals, Inc., and will produce and sell its 100% natural products under the existing PRIMA pasta brand name. In November 2007, we moved the manufacturing equipment acquired from Prima Pasta to our manufacturing facility in Holmesville, Ohio. We resumed production at the new location. We will be offering additional cuts of pasta under the Amish Naturals label in addition to fulfilling the existing customers of the Prima Pasta brand. We are currently negotiating a new lease for the Los Angeles manufacturing facility, the current lease for which expires on December 31, 2007, and intend to operate the facility as a distribution facility for the West Coast Region. Also in October 2007, we acquired the assets of the thirty-year-old Schlabach Amish Wholesale Bakery in Benton, Ohio for $300,000. The assets include the manufacturing facility, manufacturing equipment and trademarks for a large variety of all-natural gourmet foods, featuring proprietary Amish recipes for granola, nutritional bars, and other whole grain cereal products currently offered in hundreds of retail and specialty outlets, including Whole Foods, Giant Eagle, Dutch Valley and Van Kampen. The Company will continue to manufacture Schlabach Amish Wholesale Bakery’s complete line of gourmet granola products from the Benton, Ohio location.

        Amish Pasta Company was founded in September 2005 as a Nevada corporation. On October 30, 2006, pursuant to an Agreement and Plan of Merger, dated as of October 27, 2006, Amish Pasta Company merged with and into APC Acquisition Corp., a wholly-owned merger subsidiary of FII, a then-publicly held Nevada corporation. In connection with the merger, Amish Pasta Company changed its name to Amish Naturals, Inc. and merged with and into FII, with FII surviving. On that same day, FII changed its name to Amish Naturals, Inc.

        Our principal executive offices are located at 8224 County Road 245, Holmesville, Ohio 44633 and our telephone number is 330-279 2510.

Products

         Pastas.    We manufacture, market, and sell a variety of dried pastas under the Amish Naturals™ brand label. All of our products are made using either 100% organic durum flour or organic whole wheat flour. We use century-old methods of lamination, as opposed to the extruded production-line method used by others in the pasta industry. Our mixing, sheeting, and cutting methods have been used in Amish kitchens for generations to produce a “homemade” quality, taste, and texture. Our products include Organic Plain Fettuccine, Organic Whole Wheat Fettuccine, Organic Tomato-Basil Fettuccine, Organic Garlic-Parsley Fettuccine, and Fiber-Rich Fettuccine and Spinach Fettuccine. We also have the same flavors in a birds nest spaghetti cut and penne cut. We expect that our pastas will be marketed with a price range for individual selections from $2.99 to $3.99 for a 12 ounce serving.

         Sauces.     On September 20, 2007 we acquired the Amish Heritage brand of gourmet sauces from Beanies of Lancaster, Inc., including four varieties of barbeque sauce, two varieties of Amish ketchup sauce, four gourmet mustards, four fruit spreads, five soup varieties, and two hot sauces, all in a variety of flavors. We will distribute these sauces under the Amish Naturals label “Heritage Line” and have them co-packed at the seller’s production facility in Lancaster, Pennsylvania. All of these sauces are all natural. The Amish Heritage products, like our pastas, will be marketed with a price range for individual selection from $2.99 to $3.99 for a 12 ounce serving.

         Granola Products.     In October 2007, we also acquired the assets of the 30-year-old Schlabach Amish Wholesale Bakery in Benton, Ohio. The assets include the manufacturing facility, manufacturing equipment and trademarks for a large variety of all-natural gourmet foods, featuring proprietary Amish recipes for granola, nutritional bars, and other whole grain cereal products currently offered in hundreds of retail and specialty outlets, including Whole Foods, Giant Eagle, Dutch Valley and Van Kampen. The Company will continue to manufacture Schlabach Amish Wholesale Bakery’s complete line of gourmet granola products from the Benton, Ohio location.

Sales, Marketing and Distribution

        Prior to the merger, Amish Pasta Company offered its products through the internet website, www.amishpasta.com, and one distributor. We intend for our products to be sold and distributed through direct sales, wholesale, distributors, retail specialty and general supermarkets. We have agreements with various nationally recognized food brokers to coordinate our marketing and sales efforts. Effective November 1, 2006, we entered into an exclusive, national agreement with Natural Specialty Sales, Inc., a subsidiary of Acosta Sales and Marketing Co., to negotiate the sales of our natural food products through specialty stores and major food retailers in the United States. The term of the agreement is year-to-year, subject to 30 days’ written notice of termination by either party for any reason or to termination without notice in the case of a default by the non-terminating party. We have a website for internet marketing at www.amishnaturals.com.

        Our products are marketed toward health-conscious and kosher-observant adults, in additional to the general pasta and specialty foods markets. We believe our consumers are people who prefer to buy a natural, better-tasting product and are willing to pay a premium price.

        We intend to rely primarily on brand loyalty, which we expect will create word-of-mouth momentum to promote our products. Our marketing strategy is designed to encourage consumers to try our products for the first time and develop brand loyalty. We intend to accomplish this by educating consumers about the differences between our organic, all-natural products and the competition’s products, as well as through food tasting in various markets, use of advertising media, food show demonstrations, coupon incentives, participation with other food industry incentives, and other marketing methods. We will have a marketing division to coordinate all of our marketing efforts. On October 15, 2007, we announced the appointment of our new National Sales Directors, Bill Pardee and Curt Edmondson, who will focus on the largest nationwide mainline retail grocers and private label/institutional markets in connection with our expanded product lines. Bill Pardee has over 23 years of experience in the consumer packaging goods industry and Curt Edmondson has over 10 years of experience in the grocery industry. In addition, our Chairman of the Board, Martin Silver, retired Executive Vice President of the Hebrew National Division of ConAgra Foods, Inc., has 32 years of sales and marketing experience.

        Our National Sales Directors are currently working on the category placement of our products with specific regard to shelf space. We will work closely with our broker to gain maximum exposure of our products in the retail marketplace, concentrating on both regular and specialty markets.

        Using the www.amishco-op.com website and assets it purchased from Amish Co-op, Inc. pursuant to the Asset Purchase Agreement described in “Certain Relationships and Related Transactions,” below, Amish Natural Sub, Inc., our wholly-owned subsidiary, sells all-natural gourmet foods and other items, while placing an emphasis on products made by Amish families or in the Amish tradition.

Manufacturing Process

        We believe our pasta manufacturing process is one of the more important differences between our products and those of our competitors. Our products are manufactured using a “homemade” method of mixing, sheeting, rolling, and cutting each strand of pasta. We have been able to use this same method to produce large quantities with the design and set-up of our production line. This process is called “lamination.” After the pasta product is cut, we use a drying system that allows our pasta to dry so that the result leaves the end-product with the right amount of moisture content once the process is completed. Ingredients are carefully measured to ensure that each pasta product is made using the ingredients in the correct proportions. Production techniques and equipment of Prima Pasta, one of the two companies acquired in October 2007, were similar to those of Amish Naturals, and we are utilizing Prima Pasta’s equipment to expand our Amish Naturals cuts of pasta to include the ‘birds nest cut’ for spaghetti and also for our natural flavors of Spinach, Tomato Basil, Garlic Parsley, Whole Wheat, Plain and High Fiber. Organic wheat will be used in all Amish Natural products.

        All of our ingredients are carefully selected from suppliers that are able to demonstrate the ability to produce the quality of products that we require. All of our flours are 100% organic and packaged to our requirements. The other added ingredients are also obtained from suppliers that can demonstrate that their products are kosher and, when required, organic. We do not expect material shortages or delays in the manufacture of our products. However, our products are subject to inherent risks in agriculture. We believe that there are numerous companies that could deliver the ingredients for our products under our quality specifications without a substantial increase in cost or delay in delivery. We intend to monitor our supply closely at all times to ensure the best possible ingredients and availability.

Competition

        The specialty foods industry is highly competitive. Customer choices among pasta products include fresh pasta, refrigerated pasta, mass-produced dried pasta, and specialty produced dried pasta, such as our pastas. Our products compete with those of many large companies that make mass-produced pasta products, as well as smaller companies that focus on “premium” pasta and sauces. Almost all of the companies that compete in the mass-produced pasta category are larger than us and have significantly greater resources than us.

        Because we have positioned our products as organic, all-natural, kosher, gourmet pastas, we believe that we do not compete directly with the mass-produced pasta companies. We are positioning ourselves as a natural alternative to these processed brands. We compete with other national and regional branded products based on our quality and organic, all-natural, and kosher ingredients. In the organic, all-natural foods market, we compete with several brands that are produced by companies that are larger than us.

        The principal methods of competition in the pasta market include product quality and taste, brand advertising, and packaging. We believe we compete favorably with respect to those factors, although there can be no assurance that we will be able to continue to do so. Our ability to compete successfully in the future will depend on factors both within and outside our control, including general market conditions and our ability to respond to changing market conditions and the activities of our competitors, to control costs, to introduce successful new products, and to grow our customer base. We can give no assurance that we will be able to compete successfully with respect to these factors in the future or that present or future competitors will not successfully compete with us in the future.

Intellectual Property

        We have the following trademarks pending registration in the United States Patent and Trademark Office: “Amish Naturals”, “Amish Organics”, “Amish Naturals Heritage Line” and “A Taste of Pennsylvania”.  In connection with our acquisition of the business and substantially all of the assets of Amish Co-op, Inc., we also acquired its trademarks “Amish Pasta”, which is pending registration, and “Naturally Amish Foods”, which has been registered.  We use appropriate copyright notices with our packaging and promotional materials. All of our employees have entered into confidentiality agreements with us, pursuant to which they have agreed to keep confidential and not use our trade secrets, including our processes, formulae, ingredients and recipes, except to our benefit. We do not have any patents. Because our manufacturing processes and recipes are not protected by patents or by registered copyrights, our competitors may be able to use our processes and recipes to compete against us notwithstanding our protection efforts. We believe that we are not infringing on the intellectual property rights of any third party, and we intend to take all necessary and appropriate action to protect against dilution or imitation of our products, packaging, and promotional materials and to defend our trademarks, copyrights, and trade secrets against such infringement.

Regulation

        We and our distributors are subject to extensive regulation by federal, state and local authorities that affects our business. All of our pasta products and packaging materials are subject to regulations administered by the Food and Drug Administration (FDA) and the U.S. Department of Agriculture (USDA). Under the Federal Food, Drug and Cosmetic Act of 1938, as amended, the FDA prescribes the requirements and establishes the standards for quality, purity and labeling. Among other things, the FDA enforces statutory prohibitions against misbranded and adulterated foods, establishes safety standards for food processing, establishes ingredients and manufacturing procedures for certain foods, establishes standards of identity for certain foods, and establishes labeling standards and nutrition labeling requirements for food products. Among other requirements, the FDA must approve our products, including a review of the manufacturing processes and facilities used to produce these products before they can be marketed in the United States. We are also subject to USDA regulations for the manufacturing and sale of organic products requiring detailed inspection of our facilities, labeling, use of organic certified ingredients and handling procedures.

        The Federal Trade Commission (FTC) regulates the advertising of our products and business. In addition, various states regulate our business by enforcing federal and state standards of identity for selected food products, grading food products, inspecting our manufacturing facilities, and, in a few instances, imposing their own labeling requirements on food products. Some food commodities are subject to governmental agricultural programs. These programs have substantial effects on prices and supplies and are subject to Congressional and administrative review.

        We and our distributors are also subject to various federal, state, and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as Superfund. Superfund imposes joint and several liability on parties that arrange for the disposal of hazardous substances and on current and previous owners and operators of a facility for the clean-up of hazardous substances released from the facility into the environment.

        New government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls, or monetary fines, any of which could prevent or inhibit the development, distribution, and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls, or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations, and financial condition. We have not experienced any regulatory problems in the past and have not been subject to any fines or penalties.

Independent Certifications

        We rely on independent certification, such as certifications of our products as “organic” or “kosher,” to differentiate our products in natural and specialty food categories. The loss of any independent certifications could adversely affect our market position as a natural and specialty food company, which could harm our business.

        We must comply with the requirements of independent organizations or certification authorities in order to label our products as certified. The California Certified Organic Farmers has certified our products as organic under the guidelines established by the USDA. Triangle K and Associates, Inc., a national kosher supervision organization, has certified our products as kosher.

Employees

As of December 31, 2007, we had 35 employees, all of whom were full-time employees. We believe the relationship we have with our employees is good.

Description of Property

We lease four properties in Holmesville, Ohio, consisting of a processing facility and office and warehouse space. Our 16,000 square foot space is subject to a lease agreement that expires on February 27, 2011. Our 35,000 square foot space is subject to a one-year lease that commenced on January 1, 2007. Our 17,000 square foot space is subject to a one-year lease that commenced on March 1, 2007. We have five-year options to extend the terms of each of those leases on their current terms, subject to cost-of-living increases in the rental payments. Pursuant to the Asset Purchase Agreement with Amish Co-op, Inc., we assumed a lease that expires on September 15, 2007, for a 5,120 square foot building.

We also have a right of first refusal to purchase an additional seven acres of land adjacent to the property on which our 16,000 square foot space is located. The purchase option price is $250,000 and the right remains in effect so long as we continue to occupy our 16,000 square foot space.

We own a 3,000 square foot manufacturing facility in Benton, Ohio, which we acquired in October 2007 in connection with the acquisition of the assets of the 30 year-old Schlabach Amish Wholesale Bakery. We intend to use this facility to manufacture our granola cereal and granola nutrition bars.

In October 2007, we acquired the assets of Prima Pasta, Inc., a Los Angeles California based corporation for $450,000. We are currently negotiating a new lease for the Los Angeles manufacturing facility, the current lease for which expires on December 31, 2007, and intend to operate the facility as a distribution facility for the West Coast Region.

We believe that our current space is adequate for our current business operations.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the names, ages, and principal positions of our executive officers and directors as of the date of this Prospectus:

Name	Age	Position

David C. Skinner, Sr.	65	President, Chief Executive Officer and Director
Troy Treangen	30	Chief Operating Officer
Dale P. Paisley	66	Chief Financial Officer
Martin Silver	67	Chairman of the Board
Alexander Ngan	56	Director
Kenneth Troyer	46	Director
Carlo Varesco	75	Director

        David C. Skinner, Sr., has served as our President and Chief Executive Officer since the merger that resulted in our company on October 30, 2006. Mr. Skinner was appointed as one of our directors effective November 9, 2006, in connection with the merger. He co-founded Amish Pasta Company in September 2005 and served as its President and a director until the merger that resulted in our company on October 30, 2006. From June 1999 to September 2005, Mr. Skinner served as co-owner with his wife of their family business, Chadi Farms, a full-service equestrian facility

        Troy Treangen was appointed as our Executive Vice President and Chief Operating Officer on May 7, 2007. Since January 2007, he had been our Vice President for Technical Services. From March 2005 to December 2006, Mr. Treangen served as Director of Sales Technology and Reporting for ConAgra Foods at its headquarters in Omaha, Nebraska, and from May 2004 to March 2005, he served as its Manager of Sales Technology and Reporting. From November 2002 to May 2004, Mr. Treangen was employed as an I.T. Manager for ConAgra Refrigerated Food Group, a subsidiary of ConAgra Foods in its Downers Grove, Illinois, facility, and from November 2001 to November 2002, he served as its Sales Operations Manager.

        Dale Paisley has served as our Chief Financial Officer since the merger that resulted in our company on October 30, 2006. Mr. Paisley has been a financial and accounting consultant primarily to small public companies since 2000. He assists his clients with regulatory reporting with the SEC and state regulators and has served as temporary chief financial officer and chief executive officer of several public and private companies. Currently, Mr. Paisley serves as a director and Chairman of the Audit Committee of BPO Management Services, Inc., a position that he has held since December 2006. From October 2002 until December 2003, he served as president of SoCal Waste Group, Inc., and from February 2003 until December 2003, he served as chief executive officer and chief financial officer of USA Biomass Corporation. Prior to that time, Mr. Paisley was a partner in the international accounting firm of Coopers & Lybrand (now PricewaterhouseCoopers).

        Martin Silver was appointed as the Chairman of our Board of Directors effective November 9, 2006, in connection with the October 30, 2006, merger that resulted in our company. Now retired, Mr. Silver served most recently as Executive Vice President and General Manager of the Hebrew National Division of ConAgra Foods, Inc., a position he held from November 2000 until his retirement in December 2005.

        Alexander Ngan has served as one of our directors since September 29, 2006. Mr. Ngan also, served as our President from September 29, 2006, until the merger that resulted in our company on October 30, 2006. He has served as a director of Singamas Container Holdings, Ltd., the world’s second largest manufacturer of containers, since July 2003. From 2005 until January of 2007, Mr. Ngan served as a director for Clearant, Inc., a Los Angeles, California, enterprise that develops and markets pathogen inactivation technology to producers of biological products. From 1993 through May 2002, he was a partner at ChinaVest Limited, a private equity investment firm. From May 1998 to October 2001, Mr. Ngan served as President and CEO of OEM manufacturer Zindart Ltd.

        Kenneth Troyer was appointed as one of our directors effective November 9, 2006, in connection with the October 30, 2006, merger that resulted in our company. Mr. Troyer has been the owner and operator of Spotted Acres, an Ohio horse breeding and equestrian facility, including horse sales, for the past 16 years. Since June 2004, he has also owned and operated KT Barns, which constructs farms and other buildings and equipment in central Ohio. From 1994 to June 2004, Mr. Troyer operated KT Horsetrack, a seller of horse equipment and supplies. He is a member of the old order Amish Community and strictly abides by their traditions.

        Carlo Varesco was appointed as one of our directors effective November 9, 2006, in connection with the October 30, 2006, merger that resulted in our company. Since 1986, Mr. Varesco has been self-employed as a consultant to the pasta-making industry. He previously served as General Manager and Vice President of Golden Grain, a division of the Quaker Oats Company, a position he held from 1980 until 1986. Mr. Varesco first began working at Golden Grain in 1956.

        There are no family relationships among our directors or among our executive officers.

Committees

        Our Board of Directors does not have an Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee because, due to the Board’s composition and our relatively limited operations, we have been able to manage the issues normally considered by such committees effectively. From time-to-time, our Board of Directors may undertake to review the need for these committees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as our principal executive officer during our last completed fiscal year; and (ii) each other individual who served as an executive officer at the conclusion of the fiscal year ended September 30, 2007 and who received in excess of $100,000 in the form of total compensation during such fiscal year (collectively, "Named Executive Officers"):

Name and Principal Position	Year [1]	Salary ($)	Option Awards ($) [2]	All Other Compensation ($)	Total Compensation ($)
David C. Skinner, Sr. President & Chief Executive Officer	Fiscal 2007 Fiscal 2006	180,000 34,800	$134,177	27,785[3] 1, 950 [3]	323,177 34,800
Dale P. Paisley[4] Chief Financial Officer	Fiscal 2007 Fiscal 2006	120,000 N/A	61,928 N/A	N/A	181,928 N/A
Troy Treangen[4] Executive Vice President & Chief Operating Officer	Fiscal 2007 Fiscal 2006	97,115 N/A	31,814 N/A	42, 019 [5] N/A	158,929 N/A
Donald Alarie Vice President Sales	Fiscal 2007 Fiscal 2006	112,553 37,500	33,544	17 ,279 [6] X	153,897 39,450

(1)	Fiscal 2006 covers the period from the commencement of our operations, January 1, 2006 through the end of our first fiscal year, September 30, 2006.
(2)	See discussion of the valuation of stock options in the Notes to our Financial Statements.
(3)	Mr. Skinner received the following reimbursements:
	2006	2007
Auto allowance	$1,950	$9,750
Housing allowance		$16,200
Cell and land line reimbursement		$1,262
Medical insurance reimbursement		$573
Total	$1,950	$27,785
(4)	Not employed by us during Fiscal 2006.
(5)	Mr. Treangen received the following reimbursements:

Auto allowance	$4,550
Cell and land line reimbursement	$1,511
Medical insurance reimbursement	$6,813
Moving allowance	$29,145
Total	$42,019
(6)	Mr. Alarie received the following reimbursements:

Auto allowance	$8,350
Cell and land line reimbursement	$2,979
Medical insurance reimbursement	$5,950
Total	$17,279

Option Grants, Exercises, and Values

        On October 26, 2006, the Board of Directors adopted the 2006 Incentive Plan, pursuant to which stock options and other equity-based awards may be made to our company’s directors, officers, and third-party service providers.

        The following table sets forth information with respect to outstanding equity awards held by our Name Executive Officers as of September 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
David C. Skinner, Sr. President & Chief Executive Officer	---	1,000,000	$1.00/share	10/30/11
Dale P. Paisley Chief Financial Officer	50,000	200,000	$1.00/share	10/30/11
Troy Treangen Executive Vice President & Chief Operating Officer	—	100,000	$1.80/share	12/16/11
Donald Alarie Vice President Sales	50,000	200,000	$1.00/share	10/30/11

The options vest as follows:

Name	Number of Options	Vesting Date
David C. Skinner, Sr.	250,000	October 31, 2007
	250,000	October 31, 2008
	250,000	October 31, 2009
	250,000	October 31, 2010

Dale P. Paisley	50,000	December 31, 2006
	100,000	December 31, 2007
	100,000	December 31, 2008

Troy Treangen	25,000	June 11, 2007
	25,000	December 11, 2007
	25,000	December 11, 2008
	25,000	December 11, 2009

Donald Alarie The unvested options were cancelled upon Mr. Alarie's departure from the Company in October 2007.

Employment Agreements

        In connection with David C. Skinner, Sr.’s appointment as our President and Chief Executive Officer on October 27, 2006, we entered into an employment agreement that provides for him to receive:

•	Initial base salary of $180,000;

•	Annual bonus determined by the Board of Directors in its sole discretion;

•	Participation in employee medical, health, pension, welfare, and insurance benefit plans as maintained by our company from time to time for the general benefit of its executive employees, as well as all other benefits and perquisites as are made generally available to our company’s executive employees;

•	At least three weeks annual vacation; and

•	Monthly car allowance of $750.00 per month.

        In addition, Mr. Skinner was granted a five-year option to purchase 1,000,000 shares of our common stock, exercisable at $1.00 per share. The options vest at the rate of 250,000 on October 31, 2007, 2008, 2009 and 2010. The agreement also contains a confidentiality provision.

        If we terminate Mr. Skinner’s employment without cause (as defined in the agreement):

•	Mr. Skinner will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•	Mr. Skinner will be eligible to receive a severance payment based on his length of service, provided he signs a general release of all claims in a form approved by the Board of Directors; and

•	The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan.

        If we terminate Mr. Skinner’s employment with cause (as defined in the agreement), or by Mr. Skinner terminates his employment for any reason by providing written notice to our company prior to the date of resignation:

•	Mr. Skinner will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•	The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan; and

•	Mr. Skinner may continue to participate in our company’s employee benefit plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law.

        In the event that Mr. Skinner’s employment terminates for reason of death or permanent disability (as defined in the agreement), Mr. Skinner, or his beneficiary or estate, shall be entitled to receive the payments that would have been payable to Mr. Skinner under a termination without cause as of the date of death or the date as of which our company determines in its sole discretion that Mr. Skinner had become permanently disabled.

        In connection with Troy Treangen’s initial appointment as our Vice President of Technical Services on December 11, 2006, we entered into an employment agreement (which was not modified when he became our Executive Vice President and Chief Operating Officer) that provides for him to receive:

•	Initial base salary of $130,000;

•	Annual bonus determined by the Board of Directors in its sole discretion;

•	Participation in employee medical, health, pension, welfare, and insurance benefit plans as maintained by our company from time to time for the general benefit of its executive employees, as well as all other benefits and perquisites as are made generally available to our company’s executive employees;

•	At least three weeks annual vacation; and

•	A moving allowance of $30,000 (reimbursable to us if Mr. Treangen voluntarily leaves his employment with us on or before December 11, 2009.

        In addition, Mr. Treangen was granted a five-year option to purchase up to 100,000 shares of our common stock, exercisable at $1.80 per share. The options vest at the rate of 33,333 on December 16, 2007 and 2008 and 33,334 on December 16, 2009. The agreement also contains a confidentiality provision.

        If we terminate Mr. Treangen’s employment without cause (as defined in the agreement):

•	Mr. Treangen will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•	Mr. Treangen will be eligible to receive a severance payment based on his length of service, provided he signs a general release of all claims in a form approved by our company; and

•	The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan.

        If we terminate Mr. Treangen’s employment with cause (as defined in the agreement), or if Mr. Treangen terminates his employment for any reason by providing written notice to our company prior to the date of resignation:

•	The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan.

•	Mr. Treangen will receive payment of his base salary through and including the date of termination, payment of any earned but unpaid bonus for the prior fiscal year, payment for all accrued but unused vacation time existing as of the date of termination, and reimbursement of business expenses incurred prior to the date of termination;

•	The options granted under the agreement will cease vesting on the date of termination of employment, and to the extent vested and not previously exercised or expired, may be exercised in accordance with the terms and conditions of the 2006 Incentive Plan; and

•	Mr. Treangen may continue to participate in our company’s employee benefit plans to the extent permitted by and in accordance with the terms thereof or as otherwise required by law.

        In the event that Mr. Treangen’s employment terminates for reason of death or permanent disability (as defined in the agreement), Mr. Treangen, or his beneficiary or estate, shall be entitled to receive the payments that would have been payable to Mr. Treangen under a termination without cause as of the date of death or the date as of which our company determines in its sole discretion that Mr. Treangen had become permanently disabled.

         We have a consulting agreement with DSC, Inc., a Nevada corporation, for the services of Dale Paisley as our Chief Financial Officer on a consulting basis. The term is from January 1, 2007, to December 31, 2007. Pursuant to the agreement, Mr. Paisley receives $10,000 per month as a consulting fee and shall be eligible to participate in any stock option plan that may be adopted by us for our consultants and approved by our Board of Directors in its sole and absolute discretion. We previously had a consulting agreement with Mr. Paisley dated October 27, 2006 that terminated on December 31, 2006 under which (i) we paid Mr. Paisley $7,500 per month, and (ii) our Chief Executive Officer was required to recommend to our Board of Directors that we grant Mr. Paisley an option to purchase 250,000 shares for issuance under the proposed stock option plan. On October 26, 2006, we granted this stock option to Mr. Paisley. The options vest at the rate of 50,000 on December 31, 2006, 100,000 on December 31, 2007 and 100,000 on December 31, 2008.

Compensation of Directors

         The following table provides certain information concerning compensation earned or paid to our directors from October 1, 2006 through September 30, 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Martin Silver	2,000	67,089	69,089

David C. Skinner, Sr.	—	134,177	134,177

Alexander Ngan	2,000	28,835	30,835

Kenneth Troyer	2,000	30,964	32,964

Carlo Varesco	1,000	33,544	34,544

Upon appointment to our Board of Directors, Alexander Ngan, Martin Silver, Kenneth Troyer and Carlo Varesco received five-year options to purchase shares of our common stock at an exercise price of $1.00 per share in the following amounts and vesting schedules: Alexander Ngan, 100,000 (50,000 vested on October 30 of 2007 and 50,000 will vest on October 30, 2008); Martin Silver, 500,000 (vesting 125,000 per year on October 30, 2007, 2008, 2009 and 2010); Kenneth Troyer, 125,000 (50,000 vested on October 30, 2007 and 75,000 will vest on December 31, 2008); Carlo Varesco, 250,000 (100,000 vested on April 30, 2007, 100,000 vested on October 30, 2007 and 50,000 will vest on April 30, 2008).

We also pay each of our directors other than David Skinner a meeting fee equal to $1,000 per meeting attended. Mr. Skinner does not receive a fee for serving as a Director

CERTAIN RELATIONSHIPS AND TRANSACTIONS AND CORPORATE GOVERNANCE

        There are no material relationships between our company and the current directors and executive officers of our company, other than as described below.

        Pursuant to an agreement with Amish Pasta Company in March 2006, Kenneth Troyer, a director, constructed various buildings on our property in Ohio, including a utility building and laboratory, as well as installed a production line and oversaw contractors. We paid Mr. Troyer $75,000 for this work.

        Pursuant to the terms of an Asset Purchase Agreement entered into as of April 2, 2007 (as amended by the Addendum to Asset Purchase Agreement effective as of April 2, 2007), Amish Natural Sub, Inc., our wholly-owned subsidiary, purchased the business and substantially all of the assets of Amish Co-op, Inc., consisting of inventory, intellectual property, customer lists, and certain other assets of its internet business which sells all-natural gourmet foods and other items, placing an emphasis on products made by Amish families or in the Amish tradition. In addition to the issuance of 37,500 restricted shares of our common stock to each of the two stockholders of Amish Co-op, Inc. as the purchase price payable for such assets, Amish Natural Sub, Inc. will also assume a warehouse lease with an unrelated third-party landlord. We intend for our currently-existing employees to run this internet business. Amish Co-op, Inc. and its two stockholders, Kimberly Skinner and Ronald Sparkman, provided customary representations, warranties, covenants, and indemnification to Amish Natural Sub, Inc. and agreed not to compete with the business that we purchased until at least April 5, 2009. Kimberly Skinner is the President of Amish Co-op, Inc., and the wife of David C. Skinner, Sr., our CEO. Ronald Sparkman beneficially owns approximately 9.3% of our common stock. Based upon the $1.85 per share closing price of our common stock on April 2, 2007, the shares had an aggregate value of $138,750. We accounted for the related party transaction by recording the predecessor cost of the assets of Amish Co-op, Inc., in accordance with U.S. GAAP in the amount of approximately $75,000.

        We have a consulting agreement with DSC, Inc., a Nevada corporation, for the services of Dale Paisley as our Chief Financial Officer on a consulting basis. The term is from January 1, 2007, to December 31, 2007. Pursuant to the agreement, Mr. Paisley receives $10,000 per month as a consulting fee and shall be eligible to participate in any stock option plan that may be adopted by us for our consultants and approved by our Board of Directors in its sole and absolute discretion.

        David Skinner, our Chief Executive Officer, paid certain expenses on our behalf in the aggregate amount of $60,526. We repaid this amount, which did not bear interest, to Mr. Skinner in September 2007. The expenses incurred by Mr. Skinner were for a marketing plan ($53,500), rent ($5,150), equipment ($1,360), and travel expenses ($516).

        In fiscal 2006, an entity owned by the Company's Chief Executive Officer's spouse made deposits on equipment for the benefit of the Company. These deposits totaled $90,000 and were repaid without interest.

        Martin Silver, Alexander Ngan and Carlo Varesco are “independent” directors under the listing standards of The Nasdaq Stock Market. David Skinner and Kenneth Troyer are not “independent” under the listing standards of The Nasdaq Stock Market. Our Board of Directors does not have a separately-designated Audit, Nominating or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        The following table sets forth certain information regarding the shares of common stock beneficially owned or deemed to be beneficially owned as of December 31, 2007, by (i) each person who we know beneficially owns more than 5% of our common stock, (ii) each of our directors, (iii) each of the executive officers named in the summary compensation table, and (iv) all directors and executive officers as a group.

        Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Except as noted below, the beneficial owners named in the table below have the following address: c/o Amish Naturals, Inc., 8224 County Road 245, Holmesville, Ohio 44633.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 31, 2007. We did not deem those shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)

David C. Skinner, Sr.	9,682,500	(2)	21.8%
Troy Treangen	53,065	(3)	*
Martin Silver	6,125,000	(4)	13.8%
Alexander Ngan	0		*
Carlo Varesco	100,000	(5)	*
Dale Paisley	150,000	(6)	*
Kenneth Troyer (7)	1,050,000		2.4%
Ronald Sparkman (8)	4,099,676		9.28%
Shlomie Stein	3,800,000	(9)	8.6%
Current directors and executive officers as a group (7 persons)	16,610,565	(10)	38.2%

*	Represents less than 1% of shares issued and outstanding.

(1)	Based on 44,179,995 common shares issued and outstanding as of December 31, 2007.

(2)	Includes 5,200,000 shares held jointly by David C. Skinner, Sr. and his wife, Kimberly Skinner; 2,200,000 shares held by the Kimberly Skinner and David C. Skinner, Sr. Family Trust, Kristine Coalson and Kimberly Skinner co-trustees; 1,000,000 total shares held by the children of David C. Skinner, Sr. and Kimberly Skinner, with 125,000 shares each in the name of Jolene Skinner Haney, Darlene Skinner Smith, David C. Skinner, Jr., Kristine Skinner Coalson, Sanna V. Skinner, Justin Husted, Brittany Stein, and Kimberly Husted Skinner in trust for Lauren Stein; 250,000 options to purchase an equivalent number of shares of our common stock which options vested on October 30, 2007 and 32,500 shares held by his wife, Kimberly Skinner, as to which shares Mr. Skinner disclaims beneficial ownership.

(3)	Includes 3,065 shares and 50,000 options to purchase an equivalent number of shares of our common stock, which options vested on June 11, 2007 and December 11, 2007.

(4)	Held jointly by Martin Silver and his wife, Madeline Silver and options to purchase an equivalent number of shares of our common stock, which options vested on October 20, 2007.

(5)	Consists of 100,000 options to purchase an equivalent number of shares of our common stock, which options vested on April 27, 2007.

(6)	Consists of 150,000 options to purchase an equivalent number of shares of our common stock, which options vested on December 21, 2006 and 2007.

(7)	Held on behalf of The Amish Community Trust, and 50,000 options to purchase an equivalent number of shares of our common stock, which options vested on October 30, 2007.

(8)	Includes 4,097,846 shares held by Mr. Sparkman and 1,830 shares held by his wife, as to which shares Mr. Sparkman disclaims beneficial ownership.

(9)	Includes 1,900,000 shares held by his wife, Rachelle Stein, and 1,900,000 shares held by Regency Capital Management LLC, a company owned by him.

(10)	Includes all shares and options referenced in footnotes 2, 3, 4, 5, 6 and 7 above.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 560,000,000 common shares, par value $.001 per share. On December 31, 2007, there were 44,179,995 common shares issued and outstanding.

        Under our Articles of Incorporation, our common shares are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations, and restrictions as apply to other shares.

        Our common stock is the only class of voting securities issued and outstanding. Holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common shares do not have cumulative voting rights.

        The holders of our common shares are entitled to dividends when and if declared by our Board of Directors from legally available funds. The holders of our common shares are also entitled to share pro rata in any distribution to stockholders upon our liquidation or dissolution.

PRIVATE PLACEMENT OF SECURITIES

        On August 31, 2007, We entered into a Securities Purchase Agreement and a Registration Rights Agreement with an institutional accredited investor in connection with a private placement transaction providing for, among other things, the issuance of a Senior Secured Convertible Note for gross proceeds of $6 million and warrants to purchase up to an aggregate of 3,194,718 shares of the Company’s $0.001 par value per share Common Stock. This transaction was facilitated by Wharton Capital Partners who received an eight percent placement agent fee in the amount of $480,000 and warrants to acquire 300,000 shares of common stock at $2.47 per share. The following is a brief summary of each of those agreements. These summaries are not complete, and are qualified in their entirety by reference to the full text of the agreements or forms of the agreements which are attached as exhibits to the Current Report on Form 8-K we filed on September 4, 2007. The representations, warranties, covenants and other provisions of those agreements are not intended as documents for investors and the public to obtain factual information about our current state of affairs. Rather, investors and the public should look to the 8-K filing and review those agreements or forms of agreements for a more complete understanding of the terms and conditions associated with this transaction.

        Senior Convertible Note

        Repayment:           The Note has a principal amount of $6 million and is convertible into shares of the Company’s Common Stock at an initial conversion price of $1.8781 per share, subject to adjustment as described below. The Note matures on the third anniversary of their issuance date, which date may be extended at the option of the Investor as described below. The entire outstanding principal balance and any outstanding fees or interest shall be due and payable in full on the Maturity Date. The Note bears interest at the rate of 9.25% per annum, which rate may be increased to 15% upon the occurrence of an event of default. Interest on the Note is payable quarterly beginning on October 1, 2007.

        The Maturity Date with respect to all or any portion of the amounts due under the Note may be extended at the option of the Investor (i) for so long as an event of default is continuing or for so long as an event is continuing that if not cured and with the passage of time would result in an event of default, (ii) in connection with a change of control of the Company, to a date within ten days after the change in control and (iii) for up to two years after the Maturity Date.

        The Company may voluntarily prepay 1/3 of the outstanding principal amount of the Note on each of the first and the second anniversary of its issuance date.

        Security Interest           On September 10, 2007 we entered into a security agreement and related documents granting the Investors a first priority perfected security interest in all of the assets and properties of the Company and our subsidiary, including the stock of its subsidiary and a mortgage on our headquarters, to secure the Company’s obligations under the Note.

        Conversion           The Note is convertible at the option of the holder into shares of our Common Stock at an initial Conversion Price of $1.8781 per share, subject to adjustment for stock splits, combinations or similar events. The Conversion Price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable Conversion Price, immediately reduces the Conversion Price to equal the price at which we issue or are deemed to have issued our Common Stock.

        Subject to certain conditions, including without limitation the shares of Common Stock to be issued upon such a conversion being covered by an effective registration statement, we may require the Investor to convert up to an amount equal to 20% of the aggregate dollar trading volume of our Common Stock over the prior 20 trading day period, subject to certain limitations, if our Common Stock is trading at or above $3.7562 as adjusted for any stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events during such period. This would be a Mandatory Conversion.

The Note contains certain limitations on optional and mandatory conversion. For example, they provide that no conversion may be made if, after giving effect to the conversion, the Investor would own in excess of 4.99% of our outstanding shares of Common Stock. This percentage may, however, be raised or lowered to an amount not to exceed 9.99%, at the option of the Investor, upon 61-days’ prior notice. The Note also imposes penalties on us for any failure to timely deliver any shares of Common Stock issuable upon conversion.

        Warrants

        The Series A Warrants, Series B Warrants and Series C Warrants are immediately exercisable and in the aggregate, entitle the holders thereof to purchase up to 1,597,331 shares, 798,665 shares and 798,665 shares, respectively, of the Company’s Common Stock. The Series D Warrants become exercisable only upon a Mandatory Conversion, if any, based on the amount of principal subject to the Mandatory Conversion and, in the aggregate, entitle the holders thereof to purchase up to 3,194,661 shares of the Company’s Common Stock. The Series A Warrants, the Series B Warrants and the Series C Warrants each have an initial exercise price of $1.8781 per share, 2.50 per share and $3.00 per share, respectively. The Series A Warrants, the Series B Warrants and Series C Warrants expire on the earlier of the ninth anniversary of their issuance and seven years after the date all of the shares required to be registered pursuant to the Registration Rights Agreement have been included on one of more registration statements declared effective by the Commission. The Series D Warrants expire on the earlier of the Maturity Date of the Note and the date we have satisfied our payment obligations under the warrant holder’s Note.

        Similar to the Note, the Warrants require payments to be made by us for failure to deliver the shares of Common Stock issuable upon exercise. The Warrants also contain similar limitations on exercise, including the limitation that the Investors may not exercise their Warrants to the extent that upon exercise such Investor, together with such Investor’s affiliates, would own in excess of 4.99% of the Company’s outstanding shares of Common Stock subject to an increase or decrease, upon at least 61-days’ notice by an Investor to the Company, of up to 9.99%.

        Anti-Dilution Protection           The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants are subject to adjustments for stock splits, combinations or similar events. In addition, the exercise price of the Warrants is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable exercise price, immediately reduces the exercise price of the Warrants to equal the price at which we issue or are deemed to have issued its Common Stock.

        Fundamental Transactions           We may not enter into a transaction involving a change of control unless the successor entity assumes our obligations under the Warrants and the successor entity is a publicly traded corporation whose common stock is quoted on or listed on one of the exchanges specified in the Warrants. Upon the occurrence of a transaction involving a change of control, the holders of the Warrants will have the right, among others, to have the Warrants repurchased for a purchase price in cash equal to the Black-Scholes value as calculated pursuant to the Warrants, of the then unexercised portion of the Warrants.

        Purchase Rights           If we issues options, convertible securities, warrants, stock, or similar securities to holders of its Common Stock, the holders of the Warrants shall have the right to acquire the same as if it had exercised its

SELLING STOCKHOLDERS

        The shares of common stock being offered by the selling stockholders are issuable upon conversion of the convertible notes, upon exercise of the warrants and in payment of interest on the convertible notes. For additional information regarding the issuance of those convertible notes and warrants, see “Private Placement of Convertible Notes and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the convertible notes and the warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

        The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible notes and warrants, as of December 31, 2007, assuming conversion of all convertible notes and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.

        The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

        In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of the number of shares of common stock issuable upon conversion of the convertible notes as of the Trading Day immediately preceding the date the registration statement is initially filed with the SEC and the number of shares of common stock issuable upon exercise of the related warrants except for 169,040 shares of common stock issuable upon the exercise of our Series C Warrants, as of the Trading Day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

        Under the terms of the convertible notes and the warrants, a selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering

Castlerigg Master Investments Ltd. (1)	9,584,040	9,415,000	(2)	169,040

Wharton Capital Partners, Ltd. (2)	300,000	150,000		150,000

(1)               Sandell Asset Management Corp. is the investment manager of Castlerigg Master Investment Ltd. (“Castlerigg”) and has shared voting and dispositive power over the securities owned by Castlerigg. Sandell Asset Management Corp. and Thomas E. Sandell, its sole shareholder, disclaim beneficial ownership of the securities owned by Castlerigg.

(2)               Barry R. Minsky has shared voting and dispositive power over the securities owned by Wharton Capital Partners, Ltd. Wharton Capital Partners, Ltd., is an affiliate of Wharton Capital Markets, LLC,, a registered broker-dealer. Wharton Capital Partners, Ltd., acquired the securities as compensation for investment banking services in the ordinary course of business and at the time of acquisition did not have any arrangements or understandings with any person to distribute the securities.

SELLING STOCKHOLDERS PLAN OF DISTRIBUTION

        We are registering the shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants and as interest on the convertible notes to permit the resale of these shares of common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

        The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by Dennis Brovarone, Attorney at Law, Littleton, Colorado.

EXPERTS

Our consolidated financial statements as of September 30, 2007, and for the year ended September 30, 2007 and for the period from January 1, 2006 (commencement of operations) to September 30, 2006 and the period from January 1, 2006 (commencement of operations) to September 30, 2007, included in this prospectus have been audited by Kelly & Company, independent registered public accounting firm, as stated in their report dated December 15, 2007. Such consolidated financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation, no director or officer will be held personally liable to us or our stockholders for damages resulting from a breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law. Under our bylaws, directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. This same indemnification is provided pursuant to Nevada Revised Statutes, Chapter 78, except the director or officer must have acted in good faith and in a manner that he believed to be in our best interest, and the stockholders or the board of directors, unless ordered by a court, must approve any discretionary indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any report or other document that we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information as to the operation of the Public Reference Room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that electronically file documents with the SEC.

        This prospectus is part of a registration statement filed by us with the SEC. Because the SEC’s rules and regulations allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with, or incorporated therein by reference in, the registration statement for further information regarding us and the shares of our common stock offered by this prospectus. Statements contained in this prospectus as to the contents of any contract or any other document are summaries of the material terms of such contracts or other documents. With respect to these contracts or other documents filed, or incorporated therein by reference, as an exhibit to the registration statement, we refer you to the exhibits for a more complete description of the matter involved. The registration statement and its exhibits may be inspected at the SEC’s Public Reference Room at the location described above.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)
Consolidated Financial Statements
As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

Report of Independent Registered Public Accounting Firm:	F-1

Financial Statements of Amish Pasta Company, Inc.
Balance Sheet, September 30, 2007	F-2

Statement of Operations for the Year Ended September 30, 2007, for the
Period from January 1, 2006 (Commencement of Operations) to
September 30, 2006 and for the Period from January 1, 2006 (Commencement
of Operations) to September 30, 2007	F-3

Statement of Shareholders' Equity for the Period from January 1, 2006 (Commencement
of Operations) to September 30, 2007	F-4

Statement of Cash Flows for the Year Ended September 30, 2007, for the Period from
January 1, 2006 (Commencement of Operations) to September 30, 2006 and for the
Period from January 1, 2006 (Commencement of Operations) to September 30, 2007	F-5

Notes to the Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Amish Naturals, Inc.

We have audited the accompanying consolidated balance sheet of Amish Naturals, Inc. (formerly Amish Pasta Company, Inc.) (a Company in the Development Stage) as of September 30, 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended September 30, 2007 and for the period from January 1, 2006 (commencement of operations) to September 30, 2006 and the period from January 1, 2006 (commencement of operations) to September 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amish Pasta Company, Inc. as of September 30, 2007, and the results of its operations and its cash flows for the year ended September 30, 2007 and for the period from January 1, 2006 (commencement of operations) to September 30, 2006 and the period from January 1, 2006 (commencement of operations) to September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying condensed and consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7, Financial Results, Liquidity and Management’s Plan to the financial statements, the Company has suffered losses since inception, has negative cash flows from operations and must continue to obtain operating capital through private debt sources to meet its obligations and sustain its operations, has negative working capital, and has not as of yet completely implemented its business plan, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kelly & Company
Kelly & Company
Costa Mesa, California
December 15, 2007

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Consolidated Balance Sheet

As of September 30, 2007

ASSETS
Current assets:
Cash	$3,770,542
Accounts receivable-trade	76,077
Inventories	449,702
Prepaid insurance	50

Total current assets	4,296,371

Property and equipment, net of accumulated depreciation of $108,023	2,600,959
Note receivable	100,000
Intangible asset	25,000
Deposits	138

Total assets	$7,022,468

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$24,814
Accrued expenses	84,182
Capital lease obligations - current portion	8,177
Note payable - current portion	13,135

Total current liabilities	130,308

Convertible note payable, net of discount of $4,602,359	1,428,474
Capital lease obligations	35,522
Note payable	35,839

Total liabilities	1,630,143

Commitments and contingencies
Shareholders' equity:
Series A convertible preferred , $0.001 par value, 20,000,000 shares authorized,
none issued	—
Common stock, $0.001 par value, 560,000,000 shares authorized, 44,129,995 shares
issued and outstanding	44,130
Additional paid-in capital	9,900,278
Deficit accumulated during the development stage	(4,552,083)

Total shareholders' equity	5,392,325

Total liabilities and shareholders' equity	$7,022,468

The accompanying notes are an integral part of the financial statements

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Consolidated Statement of Operations

For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

	For the Year Ended September 30, 2007	For the Period From January 1, 2006 (Commencement of Operations) to September 30, 2006	For the Period From January 1, 2006 (Commencement of Operations) to September 30, 2007
Gross sales	$134,688	—	$134,688
Less: returns and allowances	(27,483)	—	(27,483)

Net sales	107,205	—	107,205

Cost of sales	(329,695)	—	(329,695)

Gross profit	(222,490)	—	(222,490)

Operating expenses:
Marketing	516,525	$175,214	691,739
General and administrative	1,927,521	92,703	2,020,224
Product development	132,483	84,623	217,106
Professional fees	547,829	22,217	570,046
Stock-based charges	622,777	—	622,777

Total operating expenses	3,747,135	374,757	4,121,892

Operating loss	(3,969,625)	(374,757)	(4,344,382)

Other income (expense):
Interest income	15,383	3,550	18,933
Interest expense	(196,799)	(29,835)	(226,634)

Total other income (expense)	(181,416)	(26,285)	(207,701)

Net loss	$(4,151,041)	$(401,042)	$(4,552,083)

Net loss per common share - basic and diluted	$(0.10)	$(0.02)	$(0.13)

Weighted average number of shares outstanding
- basic and diluted	41,704,340	25,000,000	34,545,337

The accompanying notes are an integral part of the financial statements

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Consolidated Statement of Shareholders' Equity

For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

	Convertible Preferred Stock		Common Stock	Paid-In	Additional	Deficit Accumulated In The Development
	Shares	Value	Shares	Value	Capital	Stage	Total
Balance at January 1, 2006

(commencement of operations)	—	—	—	—	—	—	—
Founders shares issued for cash ($0.0001
per share)	—	—	25,000,000	$25,000	$(23,900)	—	$1,100
Net loss	—	—	—	—	—	$(401,042)	(401,042)

Balance, September 30, 2006	—	—	25,000,000	25,000	(23,900)	(401,042)	(399,942)

Shares issued in reverse merger	—	—	25,200,250	25,200	(25,200)	—	—
Redemption of shares	—	—	(11,200,000)	(11,200)	(223,800)	—	(235,000)
Sale of shares and warrants for cash
at $0.90 per unit	—	—	2,900,000	2,900	2,625,122	—	2,628,022
Exercise of warrants at $0.90 per share	—	—	1,450,000	1,450	1,300,364	—	1,301,814
Sale of shares for cash at $2.10 per share	—	—	664,745	665	1,395,300	—	1,395,965
Amortization of value of stock options granted	—	—	—	—	622,777	—	622,777
Value of warrants and imbedded conversion
feature of debt financing	—	—	—	—	4,159,178	—	4,159,178
Shares issued in acquisition
of subsidiary at $0.27 per share	—	—	75,000	75	20,189	—	20,264
Shares issued in debt financing transaction	—	—	40,000	40	50,248	—	50,288
Net loss	—	—	—	—	—	(4,151,041)	(4,151,041)

Balance, September 30, 2007	—	$—	44,129,995	$44,130	$9,900,278	$(4,552,083)	$5,392,325

The accompanying notes are an integral part of the financial statements

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Consolidated Statement of Cash Flows

For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

	For the Year Ended September 30, 2007	For the Period From January 1, 2006 (Commencement of Operations) to September 30, 2006	For the Period From January 1, 2006 (Commencement of Operations) to September 30, 2007
Cash flows used in operating activities:
Net loss	$(4,151,041)	$(401,042)	$(4,552,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	108,023	—	108,023
Stock-based compensation	622,777	—	622,777
Interest paid in stock	80,123	—	80,123
Accretion of debt discount	86,819	—	86,819
Accrued interest	30,833	—	30,833
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable-trade	(76,077)	—	(76,077)
Inventory	(429,438)	—	(429,438)
Other assets	(50)	(120)	(170)
Increase (decrease) in:
Accounts payable - trade	(75,766)	100,580	24,814
Accrued liabilities	54,347	29,835	84,182
Accrued payroll taxes	(9,101)	9,101	—
Advances from related party	(60,526)	60,526	—

Net cash used in operating activities	(3,819,077)	(201,120)	(4,020,197)

Cash flows used in investing activities:
Acquisition of equipment	(1,302,657)	(1,313,652)	(2,616,309)
Deposits	(18)	—	(18)
Acquisition of intangible asset	(25,000)	—	(25,000)
Note receivable converted into acquisition	(100,000)	—	(100,000)

Net cash used in investing activities	(1,427,675)	(1,313,652)	(2,741,327)

Cash flows provided by financing activities:
Proceeds from the sale of shares and exercise
of warrants	5,295,966	1,100	5,297,066
Redemption of shares	(235,000)	—	(235,000)
Repayment of loans	(1,799,930)	—	(1,799,930)
Proceeds from loans	5,570,000	1,699,930	7,269,930

Net cash provided by financing activities	8,831,036	1,701,030	10,532,066

Net increase in cash	3,584,284	186,258	3,770,542
Cash - beginning of period	186,258	—	—

Cash - end of period	$3,770,542	$186,258	$3,770,542

The accompanying notes are an integral part of the financial statements.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Consolidated Statement of Cash Flows

For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

Supplemental Disclosure of Cash Flow Information

	For the Year Ended September 30, 2007	For the Period From January 1, 2006 (Commencement of Operations) to September 30, 2006	For the Period From January 1, 2006 (Commencement of Operations) to September 30, 2007
Interest paid	$—	—	—

Income taxes paid	$—	—	—

Schedule of Noncash Investing and Financing Activities

Acquisition of equipment for note payable	$47,001	—	$47,001

Acquisition of equipment under capital lease	$47,895	—	$47,895

Inventory acquired in a related party acquisition
for shares valued at $0.27 per share	$20,264	—	$20,264

The accompanying notes are an integral part of the financial statements

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

1.	Description of Business

Amish Naturals, Inc., formerly Amish Pasta Company, Inc., (the “Company”) was incorporated in Nevada on September 2, 2005, and commenced operations in January 2006. The Company has been in the development stage since commencing operations. As the Company had no activities prior to January 1, 2006, the financial statements for 2006 are for the nine month period after the commencement of its operations.

On October 27, 2006, the Company entered into a merger agreement with FII International, Inc. (“FII”). The shareholders of the Company received 25,000,000 shares of FII common stock, which represented the majority of the outstanding shares after the merger. Therefore, the merger is treated as a “reverse merger” and the previously outstanding shares of FII are treated as an equity transaction by the Company. At the merger, the Company redeemed and retired 11,200,000 shares of FII common stock from the prior majority shareholder for cash of $235,000. In addition, on that date the Company sold 2,900,000 shares of its common stock and warrants to purchase 1,450,000 shares of its common stock at $0.90 per share (the “units”). The unit price was $0.90 per unit, for total proceeds of $2,628,022.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Amish Naturals, Inc. and its wholly owned subsidiary. All significant transactions among the consolidated entities have been eliminated upon consolidation.

Definition of Fiscal Year

We report our results of operations on a 52- or 53-week fiscal year ending on the last Sunday in September. Fiscal year 2007 was a 53-week year.

Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

2.	Summary of Significant Accounting Policies, Continued

Development Stage Operations

The Company is considered a development stage company in accordance with Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises. Its operations have been limited to marketing and general administrativeactivities, the acquisition of plant and equipment, and a limited amount of product development and limited sales. It has incurred losses of $4,151,041 and $4,552,083 for the year ended September 30, 2007 and for the period from January 1, 2006 (commencement of operations) to September 30, 2007, respectively. The Company’s ability to continue as a going concern is dependent on its ability to obtain additional operating capital through private equity and debt sources to fund future operations and ultimately to attain profitable operations (Note 7 —Financial Results, Liquidity and Management’s Plan).

Use of Estimates

Preparing the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates are the determination of the useful lives of property and equipment, the valuation of the discount on the convertible note payable and the determination of the valuation reserve of the United States income tax assets. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash and cash equivalents, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

2.	Summary of Significant Accounting Policies, Continued

Fair Value of Financial Instruments, Continued

At September 30, 2007, the Company’s financial instruments are cash and cash equivalents, accounts receivable-trade, note receivable, accounts payable-trade, accrued liabilities, notes payable and a convertible note payable. The recorded values of cash and cash equivalents, accounts receivable-trade, accounts payable-trade, and accrued liabilities approximate their fair values based on their short-term nature. The recorded value of the convertible note payable before discount approximates the fair value as interest approximates market rates.

Cash

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents. As of September 30, 2007, the Company’s cash and cash equivalents were deposited primarily in one financial institution.

At September 30, 2007, the Company had $3,670,542 on deposit that exceeded the United States (FDIC) federally insurance limit.

Inventories

The Company uses the lower of cost (determined using the first-in, first-out method) or market for valuing inventories. Transportation costs are charged to cost of sales when incurred.

Identifiable Intangible Assets

Identifiable intangible assets with definite lives are amortized over their estimated useful lives and tested for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may be impaired. Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used in evaluating elements of property, plant and equipment. If impaired, the intangible asset is written down to its fair value. Intangible assets at September 30, 2007 consist of acquired recipes and trade names acquired in September 2007. Amortization expense of $2,500 per year will be recorded over the estimated life of ten years and will commence in October 2007.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

2.	Summary of Significant Accounting Policies, Continued

Identifiable Intangible Assets, Continued

Future amortization of intangible assets is as follows for the years ending September 30:

2008	2,500
2009	2,500
2010	2,500
2011	2,500
2012 and beyond	15,000

Impairment or Disposal of Long-Lived Assets

The Company accounts for its long-lived assets under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Revenue Recognition and Accounts Receivable-Trade

Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale and collectibility is reasonably assured. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances, and returns of damaged and out-of-date products. Collectibility is estimated considering the credit conditions of its customers and the payment history of each customer. Accounts receivable-trade that are considered to be uncollectible will be written off against the allowance for doubtful accounts. No allowance for doubtful accounts was considered necessary at September 30, 2007.

Marketing Costs

The Company incurs various types of marketing costs in order to promote its products,

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

including retailer incentives and consumer incentives. The Company recognizes the cost for each of these types of marketing activities as a reduction of net sales or as selling, general and administrative expense in accordance with generally accepted accounting principles.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the Company’s accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful lives for significant property and equipment categories are as follows:

Vehicles	3 years
Office equipment	3 to 5 years
Machinery and equipment	5 to 15 years
Buildings and improvements	20 years

Property and equipment were placed in service on March 1, 2007, and therefore began recording depreciation on that date.

Share Based Payment

The Company accounts for employee stock-based payments using the fair value method provided in Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. The fair value of options granted will be recognized as compensation expense over the vesting period of the options.

The Company accounts for non-employee stock-based payments using the fair value method provided by SFAS No. 123R. When stock options are granted to non-employees, the Company will estimate the fair value of the award and recognize related expenses over the performance period as prescribed by EITF 96-18: Accounting for Equity Instrumentsthat are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. No share based payments have been granted at September 30, 2007.

Basic and Diluted Loss Per Share

Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed in the same way as basic loss per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive. As of September 30, 2007, the Company had outstanding stock options that can be converted into 2,985,000 shares of common stock, warrants to purchase 6,389,322 shares of common stock, and a note payable that can be converted into 3,194,718 shares of common stock. As the Company has recorded a loss in each period since it commenced operations, the options, warrants and conversion feature would have an anti-dilutive effect, and therefore, are not included in diluted loss per share.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

Income Tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.

Deferred tax assets are reduced by a valuation allowance when in the opinion of management it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

The Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization.

Advertising Costs

Advertising costs will be expensed when they are incurred. Advertising expense totaled $4,136 for the fiscal year ended September 30, 2007.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

2.	Summary of Significant Accounting Policies, Continued

Product Development

The Company’s product development activities principally involve product name selection, product shape determination, artistic design of the product packaging, arrangement for the related manufacturing extrusion tools and dies, selection of seasonings, grains and other ingredients considered as recipe development, taste and market testing. The costs of these activities are expensed as incurred.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the

Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Comprehensive Income or Loss

The Company has no items of other comprehensive income or loss in the period from January 1, 2006 (commencement of operations) to September 30, 2007. Therefore, net loss as presented in the Company’s Statement of Operations equals the comprehensive loss.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

2.	Summary of Significant Accounting Policies, Continued

New Accounting Pronouncements

In June 2006, Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires recognition of tax benefits that satisfy a greater than 50% probability threshold. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for the Company beginning January 1, 2008 (Note 10). The Company believes that adoption of FIN 48 will not have a material effect on its financial position, results of operations or cash flows.

In September 2006 the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not require any new fair value measurements. The Company does not expect the adoption of this statement to have a material impact on its financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires that the Company quantify misstatements based on their impact on each of the Company’s financial statements and related disclosures. The Company adopted SAB 108 effective as of January 1, 2007. The adoption of SAB 108 did not impact the Company’s financial statements.

In December 2007, FASB issued SFAS No. 141 (Revised 2007), Business Combinations. Under SFAS 141R, the acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Statement 141R will change the accounting treatment for certain specific items, including: Noncontrolling interests (formerly known as “minority interests” — see SFAS 160

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

discussion below) are valued at fair value as of the acquisition date; Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies; In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date.

3.	Inventories

The inventories as of September 30, 2007 are as follows:

Raw materials and packaging	$195,675
Finished goods	251,844
Supplies and other	2,183

Total	$449,702

4.	Property and Equipment

The following is a summary of property and equipment, at cost as of September 30, 2007:

Buildings and improvements	$898,174
Plant equipment	1,649,273
Office equipment	66,639
Assets under capital lease	94,896

Total property and equipment	2,708,982

Less: accumulated depreciation	(108,023)

Property and equipment, net	$2,600,959

Property and equipment was placed in service during March 2007. Depreciation expense for the year ended September 31, 2007 was $108,023. Depreciation expense in the period from January 1, 2006 (commencement of operations) to September 30, 2007 was also $108,023.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

5.	Long Term Debt

Convertible Note Payable

In September 2007, the Company entered into a convertible note payable with principal balance of $6 million. The note bears interest at 9.25% per annum and is due September 10, 2010. Interest is payable in arears quarterly in shares of the company’s common stock with the first interest date being October 1, 2007. The note is convertible into 3,194,718 shares of the Company’s common stock at any time. As part of the transaction, the Company issued warrants to purchase an aggregate of 6,389,322 shares of the Company’s common stock at exercise prices ranging from $1.88 to $3.00 per share. The warrants may be exercised at any time and expire on September 10, 2014. The exercise price of the warrants may be reduced if the Company does not achieve certain financial objectives in the future. The Company has pledged all of its assets as collateral on this note and is precluded from declaring dividends until the note is repaid. The Company may repay without penalty up to one third of the principal balance of the note on each anniversary date. In addition, the Company is required to file a Registration Statement with the Securities and Exchange Commission to register the shares to be issued upon conversion of the note and exercise of the warrants. If the registration statement is not effective within 140 days of the filing date, the Company will be subject to a fee of $120,000 for each 30-day period the effective date of the registration statement exceeds the 140-day period. The registration statement was filed on October 10, 2007. The Company incurred a placement fee and incurred legal and other costs totaling $530,000 related to this loan.

The values of the imbedded conversion feature of the note and the warrants together with the costs associated with the loan have been recorded as a discount on the note and is being accreted as interest expense over the life of the note.

At September 30, 2007, the balances of the note and discount are:

Note payable		$6,000,000
Accrued interest		30,833
Note discount:
Imbedded conversion feature	$1,164,442
Warrants	2,994,736
Costs	530,000

Total	4,689,178
Accretion through September 30, 2007	86,819

Unaccreted balance		4,602,359

Balance, September 30, 2007		$1,428,474

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

5.	Long Term Debt, Continued

Note Payable

Note payable, with interest at 10.25% per annum, payable in
monthly installments of $50 per month for the first six
months and $1,599 per month for the following thirty-six
months with the final payment due November 1, 2010, and
collateralized by software	$48,974

Less: amount due within one year	13,135

Total note payable	$35,839

Capital Lease Obligations

Capital lease obligations, due in sixty monthly installments of $992 with the final payment due April 2012, and
collateralized by equipment	$43,699

Less: amount due within one year	8,177

Total capital lease obligations	$35,522

Long-term debt, excluding unamortized discount and capital lease obligations mature in each of the following years ending September 30:

	Long-Term Debt	Capital Lease Obligations

2008	$13,135	$11,908
2009	16,251	11,908
2010	6,018,002	11,908
2011	1,585	11,908
2012 and thereafter	—	6,946

Total	$6,048,973	54,578

Less: amount representing interest on capital lease payments		(19,056)

Present value of minimum capital lease payments		$35,522

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

6.	Income Taxes

There is no current or deferred income tax provision due to the Company’s losses and valuation allowance.

Significant components of the Company’s deferred tax assets are as follows at September 30, 2007:

Deferred tax assets:
Net operating loss carryforward	$1,547,707
Valuation allowance	(1,547,707)

Net deferred tax assets	$—

The Company, based upon its limited history of losses and management’s assessment of when operations are anticipated to generate taxable income, has concluded that it is more likely than not that none of the net deferred income tax assets will be realized through future taxable earnings and has established a valuation allowance for them. The valuation allowance increased to $1,411,353 and $1,547,707 during the year ended September 30, 2007 and period from January 1, 2006 (commencement of operations) to September 30, 2007.

Reconciliation of the effective tax rate to the U.S. statutory rate is as follows:

Tax benefit at U.S. statutory rate	(34.0)%
Change in valuation allowance	34.0%

Effective income tax rate	— %

The Company has federal net operating loss carryforwards of $4,552,083. The federal net operating loss carryforward will expire in 2026. Due to the uncertainty of its realization on the loss carry-forward, a full valuation allowance has been provided for the deferred tax assets.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

7.	Contingencies, Risks, Uncertainties, Managements Plan and Concentrations

Financial Results, Liquidity and Management’s Plan

At September 30, 2007, the Company has incurred losses for the year ended September 30, 2007, and for the period from January 1, 2006 (commencement of operations) to September 30, 2007 of $4,151,041. Despite its negative cash flows from operations of $3,819,077 and $4,020,197 for the year ended September 30, 2007 and for the period from January 1, 2006 (commencement of operations) to September 30, 2007, respectively, the Company has been able to obtain operating capital through private equity and debt funding sources. Management’s plans include the continued development and eventual implementation of its business plan. The Company has relied upon equity and debt funding since inception.

No assurances can be given that the Company can obtain sufficient working capital through the sale of the Company’s common stock and borrowing or that the continued implementation of its business plan will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Operating Leases

The Company leases the property on which its facilities are located. The lease is for 5 years with a 5 year renewal option and annual evergreen renewals thereafter. The Company has the option to purchase the property for $280,000. The lease was entered into by the shareholders of the Company and was assigned to the Company in October 2006. Future minimum lease payments are as follows at September 30, 2007:

2008	$16,200
2009	16,200
2010	16,200
2011	5,400
2012 and after	—

Total minimum lease payments	$54,000

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

7.	Contingencies, Risks, Uncertainties, Managements Plan and Concentrations, Continued

Concentration of Suppliers

The Company purchases its raw materials from producers of organic produce and grains. There is a regionally limited supply of these products. If the Company is unable to obtain these products from the supplier, the Company believes that the impact on its financial statements from such an uncertainty could be substantial.

Litigation

The Company, on an ongoing basis, will be subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

8.	Equity Transactions

Common Stock

Stock Split

In October 2006 the Company forward split its common stock 2.8 for 1, resulting in 25 million shares of common stock outstanding at the time. At the same time, the Company changed the par value of its common stock to $0.001 per share. All per share amounts reflect this forward split as if it had occurred at January 1, 2006.

Reverse Merger

In connection with the reverse merger with FII in October 2006, the Company issued 25,200,250 and redeemed 11,200,000 shares of its common stock from a former officer for a payment of $235,000.

Sale of Common Stock

In October 2006, the Company sold 2.9 million shares of its common stock and warrants to purchase 1,450,000 shares of its common stock at $0.90 per unit for total proceeds of $2,628,022.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

8.	Equity Transactions, Continued

Common Stock, Continued

Sale of Common Stock, Continued

In February 2007, the Company sold in a private placement 664,745 shares of its common stock for cash at $2.10 per share to 26 investors. The net proceeds of this placement were $1,395,965.

Options Activity

A summary of the option activity as of September 30, 2007, and changes during the year then ended is presented below:

	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at September 30, 2006	—	—	—	—
Granted	2,995,000	$1.12	2.25	$3,358,000
Exercised	—	—	—	—
Forfeited	(10,000)	$2.70	—	(26,950)
Expired	—	—	—	—

Outstanding at September 30, 2007	2,985,000	$1.12	2.25	$3,331,050

Exercisable at September 30, 2007	725,000	$1.00	2.20	$725,000

The Company recognizes compensation expense using the straight-line method over the requisite service period.

At September 30, 2007, the Company had $1,174,243 of unrecognized compensation expense related to stock options that will be recognized over a weighted average period of 27 months.

Exercise of Warrants

In December 2006, the Company issued 388,889 shares of its common stock upon exercise of warrants at a price of $0.90 per share. The net proceeds of this exercise were $350,000.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

8.	Equity Transactions, Continued

Common Stock, Continued

Exercise of Warrants, Continued

In February 2007, warrants to purchase 500,000 shares of the Company’s common stock were exercised. The exercise price of $0.90 per share resulted in net proceeds to the Company of $449,980.

In June 2007, warrants to purchase 561,111 shares of the Company’s common stock were exercised. The exercise price of $0.90 per share resulted in net proceeds to the Company of $504,880.

	Number of Warrants	Weighted Average Warrants Price

Outstanding, beginning of period	—	—
Issued	7,839,322	$1.88
Exercised	1,450,000	0.90

Outstanding, September 30, 2007	6,389,322	$2.10

Exercisable, September 30, 2007	6,389,322	$2.10

Shares Reserved for Future Issuance

The Company has reserved shares for future issuance upon exercise of outstanding options, warrants and the conversion of the note payable as follows:

Options	2,985,000
Warrants	6,389,322
Conversion feature	3,194,718

Reserved shares at September 30, 2007	12,569,040

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

9.	Share Based Payment

On October 27, 2006 and March 27, 2007, the Company granted options to purchase 2,680,000 shares and 145,000 shares, respectively, of its common stock to officers, directors, employees and consultants. The exercise price of these options is $1.00 per share and $2.30 per share, respectively, which equaled the market price on the effective dates of grant. The options vest at various rates over periods ranging from one to four years after the effective date of the grant. Options to purchase 200,000 shares were exercisable at September 30, 2007.

The weighted average estimated fair value of the stock options granted for the year ended September 30, 2007, for the period from January 1, 2006 (commencement of operations) to September 30, 2006 and for the period from January 1, 2006 (commencement of operations) to September 30, 2007 were $2,043,420, $0, and $2,043,420, respectively. The amount was determined using the Black-Scholes option pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option.

The assumptions used in the Black-Scholes option pricing model for the stock options granted during the year ended September 30, 2007, the period from January 1 (commencement of operations) through September 30, 2006 and for the period from January 1, 2006 (commencement of operations) to September 30, 2007 were as follows:

	For the Year Ended September 30, 2007	For the Period From January 1, 2006 (Commencement of Operations) to September 30, 2006	For the Period From January 1, 2006 (Commencement of Operations) to September 30, 2007

Risk-free interest rate	4.23% to 4.35%	4.23% to 4.35%	4.23% to 4.35%
Expected volatility of common stock	68% to 98%	68% to 98%	68% to 98%
Dividend yield	$ 0.00	$ 0.00	$ 0.00
Expected life of options	5 years	5 years	5 years
Weighted average fair market value
of options granted	$ 0.65	$ 0.65	$ 0.65

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

10.	Related Party Transactions

Advance Payable — Related Party

The Company’s Chief Executive Officer, who is the majority shareholder, paid certain expenses on behalf of the Company. These amounts did not bear interest and were repaid in September 2007. The expenses paid by the related party consisted of the following items:

Marketing plan	$53,500
Rent	5,150
Equipment	1,360
Travel expenses	516

Total	$60,526

In addition, an entity owned by the Company’s Chief Executive Officer’s relative made deposits on equipment for the benefit of the Company. These deposits totaled $90,000 and were repaid without interest. Amish Co-op On April 2, 2007, the Company acquired an entity owned by a member of the immediate family of the Company’s Chairman and Chief Executive Officer and another of the Company’s shareholders. The Company issued 75,000 shares of its common stock with a fair value of $130,000 in this transaction. The net assets of the acquired entity were recorded at their predecessor cost of $20,264.

11.	Earnings Per Share

In accordance with FASB Statement No. 128, Earnings Per Share, the Company calculates basic and diluted net loss per share using the weighted average number of common shares outstanding during the periods presented and adjust the amount of net loss, used in this calculation, for preferred stock dividends declared during the period.

The Company incurred a net loss in each period presented, and as such, did not include the effect of potentially dilutive common stock equivalents in the diluted net loss per share calculation, as their effect would be anti-dilutive for all periods. Potentially dilutive common stock equivalents would include the common stock issuable upon the conversion of the convertible note payable and the exercise of warrants and stock options that have conversion or exercise prices below the market value of the Company’s common stock at the measurement date. As of September 30, 2007, all potentially dilutive common stock equivalents amounted to 12,569,040 shares.

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

11.	Earnings Per Share, Continued

The following table illustrates the computation of basic and diluted net loss per share:

	For the Year Ended September 30,	For the Period From January 1, 2006 (Commencement Of Operations) To September 30,
	2007	2006	2007
Numerator:
Net loss	$(4,151,038)	$(401,042)	$(4,552,083)
Denominator:
Denominator for basic and diluted net loss per share
-weighted average number of common shares outstanding	41,704,340	10,416,667	34,545,337

Basic and diluted net loss per share	$(0.10)	$(0.04)	$(0.13)

The following table sets forth potential shares of common stock that are not included in the diluted net loss per share because to do so would be antidilutive since the Company reported net losses in all the reporting periods:

	For the Year Ended September 30,	For the Period From January 1, 2006 (Commencement Of Operations) To September 30,
	2007	2006	2007
Options to purchase shares of common stock	2,985,000	100	2,985,000
Warrants to purchase shares of common stock	6,389,322	—	6,389,322
Convertible note payable	3,194,718	—	3,194,718

Total	$12,569,040	$100	$12,569,040

Amish Naturals, Inc. and Subsidiary
(Formerly Amish Pasta Company, Inc.)
(A Company in the Development Stage)

Notes to the Consolidated Financial Statements

As of September 30, 2007,
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2006,
For the Year Ended September 30, 2007, and
For the Period from January 1, 2006 (Commencement of Operations) to September 30, 2007

12.	Subsequent Event

In October 2007, the Company acquired substantially all of the assets of two entities; Prima Pasta, Inc. and Schlabch Amish Wholesale Bakery, LLC. The combined purchase prices of the assets of the two entities was $750,000 and consisted of cash and the repayment of an existing note receivable. The assets acquired consisted of inventory, equipment, customer lists, trade names and other intellectual properties.

The Company will allocate the purchase price of the assets acquired as follows:

Land and building	$50,000
Inventory	50,000
Equipment	350,000
Intangible assets	300,000

Total	$750,000

The combined revenue of the two entities was approximately $350,000 during their last fiscal years and each recorded a small profit or loss.

The acquisition of Prima Pasta, Inc. provides the Company with additional equipment and a second brand name that has shelf space and existing customers. The Company believes that the additional brand will enhance its market presence and the equipment will provide additional productive capacity.

The acquisition of Schlabch Amish Wholesale Bakery, LLC provides the Company with a complimentary line of products.

9,565,000 SHARES

COMMON STOCK

AMISH NATURALS, INC.

PROSPECTUS

_________________, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.         Indemnification of Directors and Officers

        Under our Articles of Incorporation, no director or officer will be held personally liable to us or our stockholders for damages resulting from a breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law. Under our Bylaws, directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative. This same indemnification is provided pursuant to Nevada Revised Statutes, Chapter 78, except the director or officer must have acted in good faith and in a manner that he believed to be in our best interest, and the stockholders or the board of directors, unless ordered by a court, must approve any discretionary indemnification.

        The general effect of the foregoing is to indemnify a control person, officer, or director from liability, thereby making our company responsible for any expenses or damages incurred by such control person, officer, or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 25.         Other Expenses of Issuance and Distribution

        The following are the fees and expenses we incurred in connection with the offering are payable by us. Other than the SEC registration fee, all of such fees expenses are estimated.*

Registration fee	$604.91
Printing expenses	5,000.00
Accounting fees and expenses	20,000.00
Legal fees and expenses	20,000.00
Registrar’s and transfer agent’s fees	500.00
Miscellaneous	1,000.00

Total	$47,104.91

*	The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

Item 26.         Recent Sales of Unregistered Securities

        On August 31, 2007, we sold a $6,000,000 principal amount Senior Secured Convertible Note for aggregate gross proceeds of $6 million and warrants to purchase up to an aggregate of 3,194,718 shares of the Company’s $0.001 common stock to a single accredited investor. The issuance was made pursuant to Rule 506 under Regulation D of the Securities Act. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to a single accredited investor, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

        On April 2, 2007, we sold and issued 75,000 shares of our common stock to (i) the wife of a co-founder and our current President and Chief Executive Officer and (ii) a co-founder and significant stockholder in connection with our purchase of the business and substantially all of the assets of Amish Co-op, Inc. Based upon the $1.85 per share closing price of our common stock on April 2, 2007, the shares had an aggregate value of $138,750. We accounted for the related party transaction by recording the predecessor cost of the assets of Amish Co-op, Inc., in accordance with U.S. GAAP in the amount of approximately $75,000. The issuance was made pursuant to Section 4(2) of the Securities Act. We believe the exemption is available because (i) the issuees are sophisticated investors, (ii) no advertising or general solicitation was employed in offering the securities, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

        On February 5, 2007, we sold and issued 664,745 shares of our common stock to 26 otherwise unaffiliated, accredited investors for an aggregate price of approximately $1.4 million, or $2.10 per share. The issuance was made pursuant to Rule 506 under Regulation D and Section 4(2) of the Securities Act. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to 26 persons, all of whom were accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities). Each of the investors has agreed to resell the common stock only pursuant to registration under the Securities Act or an available exemption from such registration.

        On May 27, 2005, FII International, Inc. (FII) sold and issued 5.6 million restricted shares of FII’s common stock to Patrizia Leone-Mitchell in reliance upon Section 4(2) of the Securities Act. Ms. Leone-Mitchell is a sophisticated investor, was at the time an officer and a director of FII, and was in possession of all material information relating to FII. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made in connection with the offering.

        In connection with the merger, on October 30, 2006, FII sold and issued an aggregate 25 million of its common shares to the holders of the common stock of Amish Pasta Company, in exchange for their shares of common stock of Amish Pasta Company. For each share of the common stock of Amish Pasta Company, the holder thereof received 2.4 of our common shares. The issuance was made pursuant to Rule 506 under Regulation D of the Securities Act. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to seven persons, all of whom were accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

        On October 30, 2006, simultaneously with the merger, we issued and sold 2.9 million shares of our common stock to five non-U.S. investors outside the U.S. for an aggregate price of $2.61 million, or $0.90 per share. The sale was made in reliance upon Regulation S under the Securities Act. Each of the investors has agreed to resell the common stock only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from such registration, and the shares issued contained a legend to such effect. No directed selling efforts were used in connection with the offering.

Item 27.         Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among FII International, Inc., Amish Pasta Company, Inc., and APC Acquisition Corp., dated October 27, 2006 (incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

3.1	Articles of Incorporation (incorporated by reference to FII's Registration Statement on Form SB-2, filed August 15, 2002)

3.3	Certificate of Amendment to Articles of Incorporation as filed with the Secretary of State of the State of Nevada on October 30, 2006 (incorporated by reference to Exhibit 3.3 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

3.4	Certificate of Change in number of authorized shares as filed with the Secretary of State of the State of Nevada on October 30, 2006 (incorporated by reference to Exhibit 3.4 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

3.5	Articles of Merger as filed with the Secretary of State of the State of Nevada on October 30, 2006 (incorporated by reference to Exhibit 3.5 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

3.6	Bylaws of the Registrant (incorporated by reference to Exhibit 3.6 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

4.1	Form of Common Stock Certificate (incorporated by reference to SB-2 filed on April 30, 2007)

4.2	Form of Warrant granted in October 2006 (incorporated by reference to SB-2 filed on April 30, 2007)

5.1**	Opinion of Dennis Brovarone, Attorney at Law

10.1	Lease and Purchase Option Agreement between David C. Skinner, Sr., and Ronald Sparkman and Amish Pasta Company, dated February 27, 2006 (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

10.2	Assignment and Assumption of Lease and Purchase Agreement between David C. Skinner, Sr., and Ronald Sparkman and Amish Pasta Company, dated October 27, 2006 (incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

10.3	Employment Agreement with David C. Skinner, Sr., dated as of October 27, 2006 (incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

10.4	Employment Agreement with Donald G. Alarie, dated as of October 27, 2006 (incorporated by reference to Exhibit 10.4 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

10.5	Consulting Agreement with Dale Paisley, dated as of October 27, 2006 (incorporated by reference to Exhibit 10.5 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

10.5a	Consulting Agreement with DSC, Inc., dated as of January 1, 2007 (incorporated by reference to SB-2 filed on April 30, 2007)

10.6	2006 Incentive Plan (incorporated by reference to Exhibit 10.6 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

10.7	Form of Nonqualified Stock Option Award Agreement under the 2006 Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K, filed October 31, 2006)

10.8	Agreement with Natural Specialty Sales, LLC (incorporated by reference to Exhibit 10.8 of the Registrant's Quarterly Report on Form 10-QSB for the period ended December 31, 2006, as filed on February 16, 2007) [Confidential treatment was requested for section 9 of such Agreement, when filed]

10.9	Asset Purchase Agreement, dated April 2, 2007, by and among Amish Co-op, Inc., Ronald Sparkman, Kimberly A. Skinner, and Amish Natural Sub, Inc. (incorporated by reference to SB-2 filed on April 30, 2007)

10.9a	Addendum to Asset Purchase Agreement, dated April 2, 2007, by and among Amish Co-op, Inc., Ronald Sparkman, Kimberly A. Skinner, Amish Natural Sub, Inc., and in respect of Section 1 thereof, the registrant. (incorporated by reference to SB-2 filed on April 30, 2007)

10.10	Employment agreement with Troy Treangen, dated as of December 11, 2006 (incorporated by reference to Exhibit 10.10 of the Registrant's Registrant Statement on Form SB-2/A filed on June 6, 2007)

10.11	Securities Purchase Agreement dated August 31, 2007. (incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K, filed September 4, 2007)

10.12	Registration Rights Agreement dated August 31, 2007. (incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K, filed September 4, 2007)

10.13	Form of Senior Secured Convertible Note. (incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K, filed September 4, 2007)

10.14	Form of Series A, B, and C Warrant (incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K, filed September 4, 2007)

10.15	Form of Series D Warrant (incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K, filed September 4, 2007)

10.16**	Form of Placement Agent Warrant

10.17	Termination Agreement dated October 5, 2007 between Amish Naturals, Inc. and Donald Alarie (incorporated by reference to Exhibit 10.11 to Registrant’s Annual Report on Form 10-KSB, filed December 18, 2007).

23.1*	Consent of Kelly & Company

23.2**	Consent of Dennis Brovarone, Attorney at Law (Included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

*	Filed herewith

**	Previously filed on October 10, 2007

Item 28.         Undertakings

(a)           The undersigned registrant hereby undertakes:

        (1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                 (i)        To include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii)        To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                 (iii)        To include any additional or changed material information with respect to the plan of distribution.

        (2)           That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            (i)            Insofar as indemnification for liabilities arising under the Securities Act (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 (ii)           In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)           Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

                 In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Holmesville, State of Ohio, on January 4, 2008.

AMISH NATURALS, INC.

By:	/s/ David C. Skinner, Sr.

Name: David C. Skinner, Sr. Title: President & Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates set forth below.

Signature	Title	Date

/s/ David C. Skinner, Sr.	President, Chief Executive Officer, and Director (principal executive officer)	January 4, 2008

David C. Skinner, Sr.

/s/ Dale P. Paisley by David C. Skinner, Sr. attorney-in-fact	Chief Financial Officer (principal financial officer and principal accounting officer)	January 4, 2008

Dale P. Paisley

/s/ Martin Silver by David C. Skinner, Sr. attorney-in-fact	Chairman of the Board	January 4, 2008

Martin Silver

/s/ Kenneth Troyer by David C. Skinner, Sr. attorney-in-fact	Director	January 4, 2008

Kenneth Troyer

Director

Carlo Varesco

/s/ Alexander Ngan by David C. Skinner, Sr. attorney-in-fact	Director	January 4, 2008

Alexander Ngan
II-6

EXHIBIT INDEX

Exhibit Number	Description

23.1	Consent of Kelly & Company